Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of December 15, 2004

Among

KIDS LINE, LLC,

RUSS BERRIE AND COMPANY, INC.

and

THE VARIOUS SELLERS PARTY HERETO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of December 15, 2004, among Russ Berrie and Company, Inc., a New Jersey corporation (“Purchaser”), Kids Line, LLC, a Delaware limited liability company (the “Company”), CPC/KL Holdings, LLC, a Delaware limited liability company (“CPC”), in its capacity as the owner of the Class A Unit, Class B Unit, Class C Unit and Class D Unit (each as defined below) issued by the Company, the persons identified on Schedule 2.2 hereto as owners of the “Cashed Out Class E Units” (the “Cashed Out Class E Unitholders”), the persons identified on Schedule 2.2 hereto as owners of the “Deferred Payout Class E Units” (“Deferred Payout Class E Unitholders”), CS Equity, LLC, a Delaware limited liability company (“Warrantholder”), the persons identified on Schedule 2.2 hereto as owners of the Cashed Out Class G Units (“Cashed Out Class G Unitholders”), and the Class G Unitholders identified on Schedule 2.2 hereto as owners of the “Deferred Payout Class G Units” (the “Deferred Payout Class G Unitholders”), and the Unitholders Representatives named in Section 8.1 hereof.  CPC, the Cashed Out Class E Unitholders, the Deferred Payout Class E Unitholders, the Warrantholders, the Cashed Out Class G Unitholders, and the Deferred Payout Class G Unitholders are all sometimes collectively referred to as the “Sellers”).  The Deferred Payout Class E Unitholders and the Deferred Payout Class G Unitholders are sometimes collectively referred to as the “Deferred Payout Sellers,” and the Deferred Payout Class E Units and the Deferred Payout Class G Units are sometimes collectively referred to as the “Deferred Payout Units.”  The aggregate of the Warrants, the Cashed Out Class E Units and the Cashed out Class G Units are sometimes collectively referred to as the “Cashed Out Units,” and the holders of the Cashed Out Units are sometimes collectively referred to as the “Cashed Out Unitholders.’

WITNESSETH:

WHEREAS, the Company was organized on December 28, 2001 and is governed pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of March 15, 2002, as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement dated as of December 31, 2003 and as further amended by that certain Second Amendment to Amended and Restated Limited Liability Company Agreement dated as of June 1, 2004 and the Third Amendment to Amended and Restated Limited Liability Company Agreement dated December 14, 2004 (as so amended, the “Operating Agreement”);

WHEREAS, pursuant to the Operating Agreement, the Company is authorized to issue the following membership interests: one (1) Class A Unit (the “Class A Unit”), which Class A Unit has been issued, is outstanding and owned by CPC; one (1) Class B Unit (the “Class B Unit”), which Class B Unit has been issued, is outstanding and is owned by CPC; one (1) Class C Unit (the “Class C Unit”), which Class C Unit has been issued, is outstanding, and is owned by CPC; one (1) Class D Unit (the “Class D Unit”), which Class D Unit has been issued, is outstanding, and is owned by CPC; eighty-seven thousand seven hundred eighty (87,780) Class E Units (the “Class E Units”), all of which Class E Units have been issued and are outstanding; two thousand two hundred twenty (2,220) Class F Units (the “Class F Units”), all of which are reserved for issuance upon exercise of the Warrant described below (no portion of which has been exercised to date); ten thousand (10,000) Class G Units (the “Class G Units”), eight thousand (8,000) of which have been issued and are outstanding (the Class A Unit, the Class B Unit, the Class C Unit, the Class D Unit, the Class E Units, the Class F Units issuable upon exercise of the Warrant described below, and the Class G Units are sometimes hereinafter referred to as the “Units”);

WHEREAS, the Company previously issued Class F Units Purchase Warrant Certificates which presently entitle the Warrantholder to purchase in the aggregate 2,220 Class F Units (the “Warrants”);

WHEREAS, Purchaser desires to purchase all of the Units and Warrants and the Sellers are willing to sell the Units and Warrants to Purchaser, in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:

ARTICLE I
DEFINITIONS

1.1.          Definitions Set Forth in Annex I.  In this Agreement, capitalized terms have the meanings specified or referred to in Annex I attached hereto and made part hereof, and shall be equally applicable to both the singular and plural forms.  Any capitalized terms used but not otherwise defined herein have the meanings provided in the Operating Agreement.  Any agreement referred to in Annex I shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

ARTICLE II
THE MEMBERSHIP INTEREST PURCHASE AND SALE; PURCHASE PRICE

2.1.          Purchase and Sale of Units and Warrants.  Subject to the terms and conditions hereof, each Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase, all of such Seller’s right, title and interest in and to its Units and the Warrants.  Such purchase will include all rights and claims, if any, which the Seller may have as a holder of Units or Warrants against Company.

2.2.          Units Consideration.

(a)           At the Closing (but effective as of the Effective Time), subject in all events to the provisions of Sections 2.3(a), 2.3(d), 2.6 and 3.2:

(i)            The Purchaser shall purchase from CPC the Class A Unit for cash in an amount equal to the Class A Preference Amount outstanding at the Effective Time, plus the accrued and unpaid Class A Return thereon, less the amount, if any, owing by CPC to Company under Section 3.2 of the Operating Agreement, all as set forth on Schedule 2.2(a)(i);

(ii)           The Purchaser shall purchase from CPC the Class B Unit for cash in an amount equal to the Class B Preference Amount outstanding at the Effective Time, plus the accrued and unpaid Class B Return, all as set forth on Schedule 2.2(a)(ii).

(iii)          The Purchaser shall purchase from CPC the Class C Unit for cash in an amount equal to US $5,000,000, plus the accrued and unpaid Class C Return thereon, as set forth on Schedule 2.2(a)(iii).

(iv)          The Purchaser shall purchase from CPC the Class D Unit for cash in an amount equal to US$11,000,000, plus the accrued and unpaid Class D Return thereon, as set forth on Schedule 2.2(a)(iv).

(v)           The Purchaser shall purchase from the Cashed Out Class E Unitholders all of the Cashed Out Class E Units for an aggregate amount equal to the product of the total number of Cashed Out Class E Units multiplied by the Cash Purchase Price Per Unit.  As among the Cashed Out Class E Unitholders, the amounts payable under this Section 2.2(a)(v) shall be paid to the Cashed Out Class E Unitholders as set forth on Schedule 2.2(a)(v) hereto .

(vi)          The Purchaser shall purchase from the Warrantholder the Warrants for cash in an amount equal to the Cash Purchase Price Per Unit multiplied by 2,220.

(vii)         The Purchaser shall purchase from each Cashed Out Class G Unitholder all the Cashed Out Class G Units owned by such Person for the respective amounts set forth on Schedule 2.2(a)(vii), which aggregates the product of the number of Cashed Out G Units owned by such Person multiplied by the Cash Purchase Price Per Unit.

(viii)        The Purchaser shall purchase from all the Deferred Payout Class E Unitholders and from all the Deferred Payout Class G Unitholders all Deferred Payout Units held by such persons for an aggregate amount equal to the Earnout Consideration, such Earnout Consideration to be calculated and paid in accordance with Section 2.6 below.

(b)           Schedule 2.2(b) reflects all of the Class E and Class G Units presently outstanding.  All Class E Units held by the holders identified with an asterisk shall be Deferred Payout Class E Units.  All Class G Units held by the holders identified with the symbol (#) shall be Deferred Payout Class G Units.  The Class E Units held by California KL Holdings, Inc. shall be partially Deferred Payout Class E Units and partially Cashed Out Class E Units determined as follows:  First, the aggregate “value” of the Deferred Payout Class E Units and Deferred Payout Class G Units held by all holders with either an asterisk or a (#) shall be determined by multiplying the number of Deferred Payout Class E Units and Deferred Payout Class G Units held by such persons by the Cash Purchase Price Per Unit.  Such aggregate amount shall be subtracted from $17,000,000 and the difference shall be divided by the Cash Purchase Price Per Unit.  The quotient so derived shall equal the number of Class E Units held by California KL Holdings Inc., which shall be Deferred Payout Class E Units, and the balance of the Class E Units held by California KL Holdings Inc. (formerly “Kids Line, Inc.” and hereafter “CKLH”)  shall be Cashed Out Class E Units.

2.3.          Cash Purchase Price; Earnout Consideration; Estimated Cash Purchase Price.

(a)           Notwithstanding anything herein to the contrary, the purchase price payable with respect to all Units shall be the sum of  (i) $128,000,000, plus the amount added under clause (2) of subdivision (b) below, and minus the amounts subtracted under clauses (4) and (5) of subdivision (b) below, and as increased or decreased by the provisions of subdivision (c) below (“Cash Purchase Price”) plus (ii) the Earnout Consideration defined and described in Section 2.6 (the aggregate of the consideration payable under clauses (i) and (ii) hereof being the “Purchase Price”).

(b)           The “Cash Purchase Price Per Unit” shall equal (i) the result obtained by totaling (1) $145,000,000, plus (2) Company’s consolidated cash balance as at the Closing Date (not to exceed $150,000), minus (3) all sums payable pursuant to Sections 2.2 (a)(i), (ii), (iii), and (iv) hereof, minus (4) all fees, costs and expenses due from Company to GAH, legal counsel, McGladrey & Pullen LLP and others providing services to the Sellers or Company in connection with, or in respect of, the Sale,  to the extent approved by the Unitholders Representatives and advised by the Unitholders Representatives to Purchaser at least two (2) Business Days prior to the Closing Date (collectively, the “Transaction Costs”), and minus (5) the aggregate Debt of the Company; and (ii) dividing such result by 98,000.

(c)           If the  Net Working Capital is greater than the Target Net Working Capital by more than $500,000, the Cash Purchase Price shall be subject to increase, on a dollar for dollar basis from first dollar, by an amount equal to the excess of the Net Working Capital over the Target Net Working Capital. If the Target Net Working Capital is greater than the Net Working Capital by more than $500,000, the Cash Purchase Price shall be subject to decrease, on a dollar for dollar basis from first dollar, by an amount equal to the excess of the Target Net Working Capital over the Net Working Capital.  Any such adjustment of the Cash Purchase Price (increase or decrease) shall be borne by (or inure to the benefit of) the Cashed Out Unitholders based on  their relative Pro Rata Share.

(d)           Two (2) Business Days prior to the Closing Date, Sellers shall cause Company to deliver to Purchaser a certificate executed on behalf of Company by the Company’s chief financial officer, dated the date of its delivery, stating that there has been conducted under the supervision of such Person a review of all relevant information and data then available and setting forth in reasonable detail the estimated Net Working Capital as of the Effective Time (“Estimated Net Working Capital”) and the estimated Cash Purchase Price (assuming that the Net Working Capital is equal to the Estimated Net Working Capital) (“Estimated Cash Purchase Price”), each as of the Effective Time.  The Estimated Cash Purchase Price divided by 98,000 shall be the “Estimated Cash Purchase Price Per Unit.”

2.4.          Determination of Cash Purchase Price.

(a)           As promptly as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), Purchaser shall:

(i)            prepare a consolidated balance sheet of Company as of the Effective Time (the “Preliminary Balance Sheet”), a calculation of the actual Net Working

Capital (“Preliminary Working Capital Statement”), which Preliminary Balance Sheet shall be prepared in accordance with GAAP, except that it will not have notes attached thereto;

(ii)           determine the Cash Purchase Price in accordance with the provisions of this Agreement (such Cash Purchase Price as determined by the Purchaser being referred to as the “Preliminary Cash Purchase Price”), except that in determining the Cash Purchase Price Company shall conclusively be deemed to have $130,000 in consolidated cash as at the Effective Time.

(iii)          determine whether any Working Capital Adjustment is to be made in accordance with Section 2.3(c), and, if so, the amount thereof (the “Tentative Working Capital Adjustment”); and

(iv)          deliver to the Unitholders Representatives the Preliminary Balance Sheet, the Preliminary Working Capital Statement and a certificate setting forth the Preliminary Cash Purchase Price and the Tentative Working Capital Adjustment (the “Preliminary Accounting Report”).

(b)           Promptly following receipt of the Preliminary Accounting Report and the Preliminary Working Capital Statement, Unitholders Representatives may review the same and, within thirty (30) days after the date of such receipt (the “Review Period”), may deliver to Purchaser a certificate setting forth any objections to the Preliminary Balance Sheet, the Preliminary Working Capital Statement, the Preliminary Cash Purchase Price and/or the Tentative Working Capital Adjustment as set forth in the Preliminary Accounting Report and the Preliminary Working Capital Statement, together with a summary of the reasons therefor and calculations which, in the view of the Unitholders Representatives, are necessary to eliminate such objections.  In the event Unitholders Representatives do not so object within the Review Period, the Preliminary Accounting Report and all of the components thereof shall be final and binding as the “Closing Date Balance Sheet,” the Cash Purchase Price and the Working Capital Adjustment, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(c)           In the event the Unitholders Representatives object to the Preliminary Balance Sheet, the Preliminary Cash Purchase Price, the Tentative Working Capital Adjustment or any other element of the Preliminary Accounting Report within the Review Period in writing as described above, Purchaser and Unitholders Representatives shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Accounting Report and, in the event the Unitholders Representatives and Purchaser so resolve any such differences, the Preliminary Accounting Report, as adjusted by the Agreed Adjustments, shall be final and binding and shall determine the Closing Date Balance Sheet and the Cash Purchase Price, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d)           In the event any objections raised by Unitholders Representatives are not resolved by Agreed Adjustments within the 30-day period next following such Review Period, then Purchaser and Unitholders Representatives shall submit the objections that are then unresolved to Ernst & Young LLP (or if Ernst & Young LLP is unwilling, or unable, to resolve such objections to such other nationally recognized accounting firm acceptable to both Purchaser and Unitholders Representatives) and such firm (the “Agreed Accounting Firm”) shall be directed by Purchaser and Unitholders Representatives to resolve the unresolved objections (based solely on the presentations by Purchaser and by Unitholders Representatives as to whether any disputed matter had been determined in accordance with GAAP, consistently applied with prior periods) as promptly as reasonably practicable and to deliver written notice to each of Purchaser and Unitholders Representatives setting forth its resolution of the disputed matters.  The Preliminary Balance Sheet, the Preliminary Cash Purchase Price and the Tentative Working Capital Adjustment, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Agreed Accounting Firm, shall be final and binding as the Closing Date Balance Sheet, the Cash Purchase Price and the Working Capital Adjustment, respectively, for purposes of this Agreement, but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e)           The parties hereto shall make available to Purchaser, Unitholders Representatives and, if applicable, the Agreed Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Agreed Accounting Firm.  The fees and expenses of the Agreed Accounting Firm hereunder shall be paid 50% by Purchaser and 50% by Unitholders Representatives first from the Reserve and then from the Cashed Out Unitholders (based on their Pro Rata Share) to the extent of any excess.

2.5.          Adjustment.  Promptly (but not later than five (5) days) after the determination of the final, binding Cash Purchase Price pursuant to Section 2.4:

(a)           if the Cash Purchase Price Per Unit is greater than the Estimated Cash Purchase Price Per Unit, Purchaser shall pay to each Cashed Out Unitholder an amount equal to the excess of the Cash Purchase Price Per Unit over the Estimated Cash Purchase Price Per Unit multiplied by the number of Cashed Out Units held by such Cashed Out Unitholder, plus interest thereon from the Closing Date at the Agreed Rate.  If Net Working Capital is greater than Target Net Working Capital by more than $500,000, Purchaser shall pay to each Cashed Out Unitholder an amount equal to  the full amount of the difference between Net Working Capital and Target Net Working Capital (taking into account any adjustments made in connection with the calculation of the Estimated Net Working Capital) divided by the number of Cashed Out Units, multiplied by the number of Cashed Out Units sold by such Person, plus  interest on such amount from the Closing Date to the date of payment thereof at the Agreed Rate; or

(b)           if the Estimated Cash Purchase Price Per Unit exceeds the Cash Purchase Price Per Unit, Unitholders Representatives shall pay to Purchaser, first from the Reserve (with the amount of such payment debited on the basis of the relative number of Cashed Out Units owned) and thereafter from each Cashed Out Unitholder in an amount equal to the excess of the Estimated Cash Purchase Price Unit multiplied by the number of Cashed Out Units held by the Cashed Out Unitholder, plus interest thereon, from the Closing Date to the date of payment thereof at the Agreed Rate.  If the Target Net Working Capital exceeds Net Working Capital by more than $500,000, Unitholders Representatives shall pay to Purchaser, first from the Reserve (with the amount of such payment debited on the basis of the relative number of Cashed Out Units owned), and from the Cashed Out Unitholders (to the extent of any excess), an amount equal to (i) the full amount of the difference between Target Net Working Capital and Net Working Capital (taking into account any adjustments made in connection with the calculation of

Estimated Net Working Capital), plus (ii) interest on such amount from the Closing Date to the date of payment thereof at the Agreed Rate.

(c)           Any payments due from a Person pursuant to subdivision (a) or (b) hereof may be netted against sums due a Person under subdivision (a) or (b) hereof, so that only a net payment shall be made.  Any net payments to a Cashed Out Unitholder shall be made by wire transfer pursuant to instructions given in writing no later than three (3) days prior to the date that the final, binding Cash Purchase Price is determined in accordance with Section 2.4.  Any net payments due Purchaser shall be made by wire transfer pursuant to instructions given in writing to Unitholders Representatives no later than three (3) days prior to the date the final binding Cash Purchase Price is determined in accordance with Section 2.4 hereof.

2.6.          Earnout Consideration

(a)           As consideration for the purchase of the Deferred Payout Units at the Closing, Purchaser will pay to the Deferred Payout Sellers 11.724% of the Agreed Enterprise Value of the Company as of the Measurement Date (“Earnout Consideration”), at the times specified in this Section 2.6.  The Earnout Consideration shall be allocated among the Deferred Payout Unitholders based on the relative number of Deferred Payout Units sold, provided that the maximum amount payable to California KL Holdings, Inc. with respect to its Deferred Payout Units shall be $13,500,000 (with the understanding that any amounts in excess thereof shall not be credited to any other Deferred Payout Seller).  Purchaser shall estimate, in good faith, the Earnout Consideration not later than ten (10) days prior to the third anniversary of the Closing Date and shall send a copy of its estimate (and supporting calculations) to each Deferred Payout Unitholder not later than such date.  On the Business Day immediately preceding the third anniversary of the Closing Date, Purchaser shall pay to each Deferred Payout Seller (to such accounts specified to Purchaser in writing no later than 3 Business Days after receipt of Purchaser’s estimate) an amount equal to such person’s ratable share (based on the relative number of Deferred Payout Units) of an amount equal to 90% of the estimated Earnout Consideration (“Estimated Earnout Payment”).  Such amount shall not be subject to refund or return.  On or prior to the 60th day after the Measurement Date, Purchaser shall provide to each Deferred Payout Seller a detailed calculation of the Earnout Consideration together with payment of such person’s ratable share of the excess, if any, of the Earnout Consideration over the Estimated Earnout Payment.  If any Deferred Payout Seller disputes the calculations of the Earnout Consideration, the procedures set forth in Sections 2.4(c) and (d) hereof shall apply to the resolution of such dispute, provided that, in lieu of the Unitholders Representatives participating in such procedure (and being responsible for one-half the fee of the Agreed Accounting Firm), the first Deferred Payout Seller who sets forth its objection in writing, shall represent all the Deferred Payout Sellers and shall be responsible for paying the entirety of the one-half of the fees and costs of the Agreed Accounting Firm not payable by Purchaser.  The “Agreed Enterprise Value” shall be the product of (i) the Company’s EBITDA during the twelve (12) months ending on the Measurement Date and (ii) the applicable multiple determined from Schedule 2.6 hereto.

(b)           Throughout the Measurement Period, Purchaser agrees to (i) operate the Company, in good faith, in the ordinary course of business and in a manner which is not intended to frustrate or diminish the amount of the Earnout Consideration, (ii) maintain the Company’s existence as a limited liability company (or to operate it as a separate division of Purchaser or a subsidiary of Purchaser) and (iii) refrain from liquidating, dissolving, selling assets (other than inventory and surplus equipment sold in the ordinary course of business), merging, consolidating or reorganizing Company’s business structure (except as permitted by clause (ii) above), or selling any of the equity interests in Company.  Without limiting the generality of the foregoing, Purchaser agrees that it will (v) only effect material changes to the Company’s business operations, or manner of conducting business, intended in its good faith judgment to increase the profitability of the Company during the Measurement Period, (w) maintain separate books and records for the Company; (x) direct business opportunities that pertain solely to Company’s business to Company, with the understanding that with respect to business opportunities that pertain to lines of business conducted by both Purchaser (and/or any subsidiary or division of Purchaser) and the Company, Purchaser will direct such opportunities in a manner that it deems appropriate in good faith; (y) not transfer or license any material operating assets, rights or properties from Company to Purchaser or any other subsidiary or division of Purchaser, and (z) not burden the Company with corporate charges, overhead or other allocated costs, provided, however, that the Company may make a reasonable allocation (based on relative sales) of shared out-of-pocket third-party costs, i.e., insurance costs and audit fees, and may charge the Company with out-of-pocket third party costs incurred for the direct benefit of Company.

(c)           Payment of the Earnout Consideration shall be subject to the terms of the Subordination Agreement among Ableco Finance LLC as agent for the holders of Senior Indebtedness (“Senior Indebtedness Agent”), CKLH as agent for the Deferred Payout Sellers (“Subordinated Debt Agent”), Purchaser and others (“Subordination Agreement”) and shall be secured by Encumbrances, junior to the Encumbrances granted to the Senior Indebtedness Agent, on all of the assets of Purchaser and its Affiliates by which the Senior Indebtedness is secured.  In the event any payment of the Earnout Consideration is not paid when due (as set forth in Section 2.6(a) hereof), whether by virtue of the Subordination Agreement or otherwise, the Earnout Consideration shall bear interest from and after the date due to be paid, and until actually paid, at the Agreed Rate.

(d)           Each Deferred Payout Seller hereby constitutes and appoints CKLH as its agent to act on its behalf concerning (i) the Earnout Consideration, (ii) execution and delivery of the Subordination Agreement and all of the security documents relating to the Earnout Consideration, and (iii) enforcement of all rights thereunder.

ARTICLE III
CLOSING

3.1.          Closing Date.  The Closing of the Sale (the “Closing”) shall take place at the New York offices of Kaye Scholer LLP at 10:00 A.M., local time, on December 15, 2004.  The date on which the Closing is actually completed is hereinafter sometimes referred to as the “Closing Date.”  The sale will be effective as of 11:59 P.M. (PST) on December 14, 2004 (“Effective Time”)

3.2.          Payment of Purchase Price; Repayment under Revolving Credit Agreement; Payment of Transaction Costs.  At the Closing, (a) the Purchaser shall pay (i) to CPC the amount payable pursuant to Section 2.2(a)(i) hereof, which sums shall be disbursed to pay indebtedness of CPC to General Electric Capital Corporation (“GECC”) in an equivalent amount; (ii) to CPC the amount payable pursuant to Section 2.2(a)(ii) hereof, which sum shall be disbursed to pay indebtedness of CPC to CapitalSource Finance, LLC; (iii) to CPC the amount payable pursuant to Section 2.2(a)(iii) hereof, which sum shall be disbursed to pay all indebtedness of CPC to California KL Holdings, Inc. and Greif & Co. as set forth on Schedule 3.2(a); (iv) to CPC the amount payable pursuant to Section 2.2(a)(iv) hereof; and (v) the amount of Debt (including accrued interest) owing by Company to CPC under the CPC/Company Revolving Credit Agreement, the amount of which shall be certified by Company to Purchaser not less than 2 days prior to the Closing Date and which shall be disbursed by Purchaser to pay indebtedness of CPC to GECC in an equivalent amount; (b) the Purchaser shall pay (i) to each Seller of Cashed Out Units the amounts reflected on Schedule 3.2(b) hereof (by wire transfer pursuant to written wire transfer instructions given by Unitholders Representatives to Purchaser not less than one day prior to the Closing Date), which in the aggregate shall equal the Estimated Cash Purchase Price Per Unit multiplied by the number of Cashed Out Units (c) the Purchaser shall pay to Company, funds in an amount necessary for the payment of the Transaction Costs, to be paid to the parties owed such Transaction Costs.  Notwithstanding the foregoing, there shall be subtracted from sums otherwise payable pursuant to subdivision (b) (i) of this Section 3.2 the sum of US$14,500,000 which amount shall be paid by Purchaser to Unitholders Representatives for the purposes of funding the Reserve.  The sums so subtracted from payments otherwise due from such Seller pursuant to this Section 3.2 shall be charged against such Seller based on their relative Percentage Share.

3.3.          Purchaser’s Additional Deliveries.  At the Closing, Purchaser shall deliver (or cause to be delivered), if and to the extent not previously delivered, to Unitholders Representatives all of the following:

(a)           a copy of the Charter Documents of Purchaser, certified as of a recent date by the Secretary of State of the State of New Jersey;

(b)           a certificate of good standing of Purchaser, issued as of a recent date by the Secretary of State of the State of New Jersey;

(c)           a certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Company, as to (i) no amendments to the Charter Documents of Purchaser since April 30, 1987 (ii) the current bylaws of Purchaser; (iii) the resolutions of the Board of Directors of Purchaser authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) attesting to the incumbency and signatures of the officers of Purchaser executing this Agreement and any Purchaser Ancillary Agreements;

(d)           opinions of Wilentz Goldman  Spitzer P.A., and Kaye Scholer LLP, counsel to Purchaser, each dated the Closing Date and in the forms agreed by Purchaser and the Unitholders Representatives; and

(e)           each of the Employment Agreements, approved by the Purchaser, as sole member, for execution by Company;

(f)            security agreements, pledge agreements, collateral assignments, account control agreements, UCC-1 financing statements and such other security documents as Unitholders Representatives reasonably request and satisfactory to the Senior Indebtedness

Agent to reflect, evidence and perfect the Encumbrances granted to CKLH, as agent for the Deferred Payout Sellers to secure the Earnout Consideration, in form and substance substantially as are executed in favor of the Senior Indebtedness Agent..

(g)           such other documents as Sellers may reasonably request for facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

3.4.          Sellers’ Deliveries.  At the Closing, Sellers shall deliver (or cause to be delivered), if and to the extent not previously delivered, to Purchaser all of the following:

(a)           each of the Employment Agreements, duly executed by the Sellers who are parties thereto;

(b)           certificates in form satisfactory to Purchaser from each Seller in accordance with Treasury Regulations Section 1.1445-2(b)(2) that such Seller is not a foreign person;

(c)           the certificates evidencing the Warrants, and assignments executed by each Seller of its Units (and of the Warrants), in forms and substance reasonably satisfactory to Purchaser;

(d)           releases executed by each of Company and Michael Levin, Joanne Levin, Charles Ginn, and MEJ Management & Consulting, Inc. confirming the termination of all existing employment agreements, consulting agreements and other compensation arrangements, as set forth on Schedule 3.4(d) and releasing claims which such persons may have against Company or which Company may have against such persons, each without the payment of any monetary consideration thereunder, in form and substance reasonably satisfactory to Purchaser;

(e)           customary releases executed by each Seller in favor of the Company, in form and substance reasonably satisfactory to Purchaser;

(f)            an acknowledgment (in form and substance reasonably satisfactory to Purchaser) executed by CPC, to the effect that the CPC/Company Revolving Credit Agreement is terminated, and all liens released in connection therewith;

(g)           resignations of each of the managers and Pre-Sale Directors of Company;

(h)           all third party and governmental consents required to be obtained by Sellers with respect to the consummation of the transactions contemplated by this Agreement except as reflected in Schedule 3.4(h);

(i)            termination of the documents and instruments listed on Schedule 3.4(i);

(j)            relevant UCC 3’s including those set forth on Schedule 3.4(j);

(k)           intercreditor agreements among holders of the Senior Indebtedness and the Deferred Payout Sellers, in form and substance satisfactory to CKLH and the Senior Indebtedness Agent;

(l)            an opinion of Sidley Austin Brown & Wood llp as special counsel for CPC and CKLH, dated the Closing Date, and in form agreed by Purchaser and such Sellers;

(m)          such other documents as Purchaser may reasonably request for facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

3.5.          Company’s Deliveries.  At the Closing, Company shall deliver (or cause to be delivered), if and to the extent not previously delivered, to Purchaser all of the following:

(a)           a copy of Company’s Charter Documents, certified as of a recent date by the Secretary of State of the State of Delaware;

(b)           a certificate of good standing of Company, issued as of a recent date by the Secretary of State of the State of Delaware;

(c)           a certificate of good standing or other evidence of current qualification to do business in each of California and in each other jurisdiction where Company presently is conducting business;

(d)           a certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, (i) confirming no amendments to the Charter Documents; (ii) attaching the Operating Agreement of Company, as amended to date; (iii) attaching a true and complete list of all holders of issued and outstanding Units, of any class or series, as at the Closing Date; (iv) resolutions of the Board of Directors of Company authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) attesting to the incumbency and signatures of the signatories of Company executing this Agreement or any Related Document;

(e)           an opinion of Sidley Austin Brown & Wood LLP, counsel to Company, dated the Closing Date and in the form agreed by Company and Purchaser;

(f)            all Consents required to be obtained by Sellers or Company with respect to the consummation of the transactions contemplated by this Agreement, except as reflected on Schedule 3.4(h) hereto.

(g)           stock certificates evidencing the 48,750 shares of Subsidiary pledged to GECC;

(h)           such other document as Purchaser may reasonably request for facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

ARTICLE IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller (individually as to itself and not jointly and severally) hereby represents and warrants to Purchaser and agrees as follows:

4.1.          Authority; Enforceability.  It has the full power, authority and legal capacity to execute and deliver this Agreement and the Seller Ancillary Agreements to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by it of this Agreement and the Related Documents to which it is a party, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by it.  It has duly executed and delivered this Agreement and the Related Documents to which it is a party and, assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and the Related Documents to which it is a party constitute its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2.          Membership Interests in the Company.  It owns, beneficially and of record, the Units (or the Warrants) indicated adjacent to its name in Schedule 4.2, free and clear of Encumbrances other than those reflected on Schedules 3.4(i)(I)(a) and 3.4(i)(I)(b).  Upon consummation of the Sale, the Purchaser will have acquired from such Seller ownership to such Units and Warrants, free and clear of all Encumbrances (other than Encumbrances created by the Purchaser).

4.3.          No Conflicts.  Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement, any of Seller Ancillary Agreements to which it is a party nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)           result in a breach of or constitute a default or an event with or without giving of notice or the lapse of time, or both, creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon such Seller’s Units, under (1) if the Seller is not an individual, such Seller’s Charter Documents or bylaws or other organizational documents, (2) any material contract, agreement, license, franchise, permit or other authorization to which that Seller is a party, by which it is bound or which it possesses, (3) any Court Order to which such Seller is a party or any of its assets is subject or by which it is bound, or (4) any Requirements of Laws applicable to such Seller; or

(b)           require the Consent, or the giving or making by such Seller of any notice, declaration, filing or registration with, any Person.

ARTICLE V
PROPORTIONATE REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, individually and proportionately (based on the relative number of Units owned by such Seller) and not jointly and severally, hereby represents and warrants to Purchaser and agrees as follows:

5.1.          Organization and Capital Structure.

(a)           Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Company is duly qualified to transact business as a foreign entity and is in good standing in each of the jurisdictions listed in Schedule 5.1(a), which are the only jurisdictions in which the ownership, lease or operation of Company’s assets or properties, or the nature of Company’s business, makes qualification therein by Company necessary.  Company has full power and authority to own or lease and to operate its assets and to carry on its business as now conducted and to perform its obligations under all applicable executory agreements and to execute and deliver, and perform its obligations under, any agreements delivered by Company in connection with the transactions contemplated hereby.  True and complete copies of the Company’s Charter Documents and all amendments thereto and of the Company’s Operating Agreement, as amended, have been delivered to Purchaser.

(b)           The authorized and outstanding equity capital of Company, as set forth in Schedule 5.1(b), is true, correct and complete.  All of the Units have been validly issued and are validly outstanding.  Except as set forth in Schedule 5.1(b), there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any Units or other equity interest of Company, whether on conversion of other securities or otherwise.  None of the issued and outstanding Units has been issued in violation of, or is subject to, any preemptive or subscription rights.  Schedule 5.1(b) sets forth the equity interests issuable upon conversion of all outstanding convertible securities of the Company, and exercise of any outstanding warrants, options and other rights to purchase equity interests.  Company has no securities (or other contractual obligations) in the nature of stock/unit appreciation rights, phantom stock/units, stock/unit participation, profit participation (except as set forth in the Employment Agreements set forth on Schedule 5.20) or similar instruments or plans.  Except as set forth on Schedule 5.1(b), Company has no obligation or right to purchase, redeem or otherwise acquire any equity interests, nor is Company subject to any right of first refusal, put, call, pre-emptive rights or antidilution agreements with respect to any of Company’s equity interests.  Company’s equity interests have not been registered on any national securities exchange or market pursuant to the 1934 Act, nor been registered or qualified for sale under any securities law of any other jurisdiction.  None of the Company’s equity interests have been certificated.

5.2.          Subsidiaries and Investments.

(a)           Schedule 5.2(a) contains a list of each corporation, limited liability company, partnership, joint venture or other entity in which Company owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner or controls (each such corporation, limited liability company, partnership, joint venture or other entity being herein called a “Subsidiary”).  Schedule 5.2(a) contains the name, the jurisdiction of incorporation or organization, the authorized share or other equity capital, the number and percentage of issued and outstanding shares, units or other equity interests of each of the Subsidiaries owned, directly or indirectly, of record or beneficially by Company or any of the Subsidiaries or any other owner.

(b)           Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is in good standing in the jurisdictions listed in Schedule 5.2(a).  Each of the Subsidiaries has full power and authority to own or lease and operate its assets and to carry on its business as now conducted and to execute, deliver, and perform its obligations under, any agreements delivered by such Subsidiary in connection with the transactions contemplated hereby.  True and complete copies of the Charter Documents and all amendments thereto and of the bylaws, as amended, of each of the Subsidiaries have been delivered to Purchaser.

(c)           All of the shares of outstanding capital stock or other equity interests of each of the Subsidiaries are validly issued, fully paid and nonassessable.  Except as set forth in this Agreement and in Schedule 5.1(b), (i) there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character (A) relating to the issuance, sale, purchase or redemption of any capital stock, partnership interest or other equity interest of any of the Subsidiaries, except in each case for any of the foregoing that are set forth in any of Company Agreements as set forth in Schedule 5.1(b), or (B) requiring Company or any of the Subsidiaries to purchase, redeem or otherwise acquire any capital stock, partnership interest or other equity interest held by others, (ii) none of the issued and outstanding shares of capital stock or limited liability company interests or other equity interests of any Subsidiary owned by Company has been issued in violation of, or is subject to, any preemptive or subscription rights, (iii) there are no voting trust agreements or any other similar agreements relating to voting, dividend, ownership or transfer rights of any shares of capital stock or partnership interests or other equity interests of any Subsidiary, and (iv) Company has good and valid title to, and beneficial ownership of, the shares of stock or other equity interests shown on Schedule 5.2(a) as being owned by Company, free from all Encumbrances other than liens set forth on Schedule 5.2(c), which will be released at the Closing.  No Subsidiary has issued any stock appreciation rights, “phantom stock,” stock participation, profit participation or similar rights, nor are there any outstanding options, warrants, convertible securities, commitments, agreements or other rights to purchase or acquire securities or equity interests in any Subsidiary.  There is no outstanding first refusal, put, call, pre-emptive right or antidilution agreement with respect to issuance or purchase of any securities or other equity interests of, or in, such Subsidiary.

(d)           Except as set forth on Schedule 5.2(a), neither the Company nor any Subsidiary directly or indirectly, (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or (ii) controls any corporation, partnership, limited liability company, joint venture or other entity.  Neither the Company nor its Subsidiaries has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

5.3.          No Conflicts.  Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement, any of Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            result in a breach of or constitute a default or an event with or without giving of notice or the lapse of time, or both, creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of Company’s (or any Subsidiary’s) assets, under (1) Company’s Charter Documents or Operating Agreement or under the Charter Documents of any Subsidiary, (2) any Company Agreement, (3) any material license, franchise, permit or other authorization that Company or any Subsidiary possesses, (4) any Court Order to which Company or any Subsidiary is a party or any of their assets or the Company Business is subject or by which they are bound, or (5) any Requirements of Laws applicable to Company or any Subsidiary; or

(ii)           require the Consent, or the giving or making by Company (or any Subsidiary) of any notice,  declaration, filing or registration with, any Person.

5.4.          Financial Statements.  Schedule 5.4 contains (i) the consolidated balance sheet of Company as of December 31, 2003, the related statements of income, comprehensive income (collectively the “Statement of Income”), members’ equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of the Auditors, (ii) the balance sheet of Company dated as of December 31, 2002, the related statements of income, members’ equity and cash flows from period from inception through date of such statement, together with the appropriate notes to such financial statements, accompanied by the report thereon of Rose, Snyder & Jacobs LLP (the statements referred to in clauses (i) and (ii) are referred to herein as the “Audited Financial Statements”), and (iii) the unaudited consolidated balance sheet of Company and its Subsidiaries as of June 30, 2004 (the “Interim Balance Sheet Date”) and the related unaudited statement of income for the six (6) months then ended (collectively, the “Unaudited Financial Statements”).  Except as disclosed in the notes thereto, the Audited Financial Statements and the Unaudited Financial Statements have been prepared in conformity with GAAP consistently applied with prior periods and fairly present in all material respects the financial condition and the results of operations, changes in members’ equity and cash flow of Company (and those Subsidiaries that as of the applicable dates were subject to consolidated reporting under GAAP) at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated, except that the Unaudited Financial Statements are subject to normal year-end audit adjustments and will not have notes attached thereto.  Schedule 5.4 contains a description of all non-audit services performed by the Company’s auditors for the Company and any Subsidiary since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted United States accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The organizational records and minute books of the Company and its Subsidiaries have been maintained substantially in accordance with all applicable Requirements of Laws and are complete and accurate in all material respects.  Financial books and records and accounts of the Company and its Subsidiaries used in the preparation of the Company’s financial statements (x) have been maintained in accordance with good business practices on a basis consistent with prior years and (y) accurately and fairly reflect the basis for the Company’s consolidated financial statements.

5.5.          Operations Since January 1, 2004.

(a)           Except as set forth in Schedule 5.5, since January 1, 2004, there has been:

(i)            no material adverse change in the assets, business, financial condition or results of operations of Company and its Subsidiaries, taken as a whole, and, to Sellers’ Knowledge, no event has occurred or circumstances exists and that is likely to result in such a material adverse change; and

(ii)           no damage, destruction, loss or claim, or other interruption in the use of its assets, whether or not covered by insurance, or condemnation or other taking in an amount or with respect to assets having a value in excess of $100,000.

(b)           Except as set forth in Schedule 5.5, since January 1, 2004, the Company Business has been conducted in the ordinary course of business, consistent with past practice.  Without limiting the generality of the foregoing, since January 1, 2004, except as set forth in Schedule 5.5, neither Company or any of its Subsidiaries has:

(i)            authorized, materially modified the terms of, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its equity interests or any security convertible into its equity interests;

(ii)           authorized, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any bonds, notes or other debt instruments, or incurred any Debt, other than in the ordinary course of business consistent with past practice;

(iii)          made any investment in any other person (other than a Subsidiary) that, when added to all other similar investments since the Balance Sheet Date, exceeded US$250,000 in the aggregate;

(iv)          paid any obligation or liability (absolute or contingent) other than in the ordinary course of business consistent with past practice;

(v)           declared or made, or agreed to declare or make, any payment of dividends or distributions in respect of its Units (other than tax distributions and distributions on the Class A Unit, Class B Unit, Class C Unit and Class D Unit consistent with past practice), or purchased or redeemed, or agreed to purchase or redeem, any equity interest;

(vi)          undertaken or committed to undertake capital expenditures that, when added to all other capital expenditures since the Balance Sheet Date, exceeded US$200,000 in the aggregate;

(vii)         sold, leased (as lessor), transferred or otherwise disposed of (including, without limitation, any transfers from Company or any Subsidiary to any of its Affiliates other than a Subsidiary), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Company or any Subsidiary after the Balance Sheet Date, other than (A) transactions in the ordinary course of business, (B) transactions that involve assets having a current value not in excess of US$200,000 in the aggregate, or (C) Permitted Encumbrances;

(viii)        cancelled any material debts owed to or material claims held by Company or any Subsidiary (including, without limitation, the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(ix)           entered into, as lessee, Capitalized Lease Obligations that, in the aggregate, exceed US$100,000;

(x)            entered into, materially modified or terminated any employment agreement with an employee of the Company or a Subsidiary (other than the Employment Agreements);

(xi)           made any change in the accounting principles and practices used by Company from those applied in the preparation of the Balance Sheet and the related Statements of Income, members equity and cash flow for the twelve months ended on the Balance Sheet Date, except as required by GAAP.

(xii)          amended its Charter Documents, Operating Agreement or the Charter Documents of any Subsidiary;

(xiii)         amended or waived any of its rights under, or altered the acceleration of the vesting under, any provision of any of Company’s or any of its Subsidiary’s equity incentive plans, any agreement evidencing any outstanding incentive equity, any restricted equity purchase agreement or other equity incentive arrangement, or otherwise modified any of the terms of any option, warrant or other security;

(xiv)        other than the transactions contemplated by this Agreement, effected or been a party to any merger, consolidation, amalgamation, share exchange or other business combination, or adopted a plan (or the resolutions) for a partial or complete liquidation, dissolution, restructuring, recapitalization, reorganization, reclassification of any equity interests in the Company, equity split, division of any equity interests in the Company, reverse equity split, consolidation of any equity interests in the Company or similar transaction;

(xv)         established, adopted or amended any bonus, profit sharing, compensation, severance, termination, equity option, equity appreciation right, restricted equity, pension, retirement, deferred compensation or other employee benefit agreements or plans for the benefit of any director, officer or employee, or paid any bonus or increased the wages, salary, considerations, fringe benefits or other compensation or remuneration payable to any director, officer or employee, except for actions taken in the ordinary course of business that were consistent with past practices;

(xvi)        except as reflected in the Tax Returns previously provided to Purchaser, made or changed any Tax election, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to Company or any Subsidiary, surrendered any right to claim a refund of Taxes, or took any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, amendment, agreement, settlement, surrender, or other similar action had the effect of increasing the Tax liability of Company or any Subsidiary or decreasing any Tax attribute of Company of any Subsidiary;

(xvii)       commenced any action, suit or proceeding seeking an amount in excess of US$100,000, or settled any pending action, suit or proceeding at a cost in excess of the greater of (i) US$100,000 and (ii) the liability reserve on the Balance Sheet;

(xviii)      entry into, termination of, or receipt of notice of termination (other than in the ordinary course of business) of (a) any license, distribution, dealer, sales representatives, joint venture, credit or similar agreement, or (b) any contract (other than purchase orders issued by Company or received by Company in the ordinary course of business) or transaction involving a total future commitment by, or to, the Company or any Subsidiary of at least $250,000; or

(xix)         agreed in a legally binding manner to do any of the foregoing.

5.6.          Taxes.  Except as set forth on Schedule 5.6, (a) Company and its Subsidiaries have filed on or before the date hereof (or will timely file, in each case taking into account any extension of time within which to file) all material Tax Returns required to be filed on or before the date hereof (or the Closing Date); (b) all such Tax Returns are (or will be) complete and accurate in all material respects and all Taxes of Company and each of its Subsidiaries (whether or not shown on such Tax Returns) have been (or will be) timely paid, other than Taxes that Company or a Subsidiary is presently contesting in good faith and for which adequate reserves have been established; (c) neither Company nor any Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes or has granted any extension of time with respect to a Tax assessment; (d) none of the Tax Returns referred to in clause (a) of this Section 5.6 have been examined by the Internal Revenue Service or any state, local or foreign taxing authority; (e) there is no action, suit, investigation, audit, claim or assessment pending or, to Sellers’ Knowledge, proposed or threatened with respect to Taxes of Company or any Subsidiary; (f) there are no liens for Taxes upon the assets of Company or any Subsidiary, except liens relating to current Taxes not yet due; (g) all Taxes which Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Body or accrued, reserved against and entered on the books of Company; (h) the accruals for Taxes reflected in the books and records of Company are adequate to cover any Tax liability of Company through the date thereof; (i) since January 1, 2001, Company has not been a member of any Company Group and neither Company nor any of its Subsidiaries has had any direct or indirect ownership in any corporation, partnership, joint venture or other entity other than the Subsidiaries; (j) there are no Tax rulings, requests for rulings, or closing agreements relating to Company or any Subsidiary which are likely to affect adversely Company’s liability for Taxes for any period after the Closing Date; (k) as a result of any “closing agreement” (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), neither Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, any taxable period beginning on or after the Closing Date; (l) no unresolved claim has been made by a Taxing authority in a jurisdiction where Company or any Subsidiary does not pay Taxes or file Tax Returns asserting that Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (m) neither the Company nor any Subsidiary is currently a party to any Tax allocation or Tax Sharing Arrangement or has an obligation to make a payment under such an agreement, except as contained in Company’s Operating Agreement, (n) for United States federal and any state and local income tax purposes Company and each Subsidiary that is not identified as a corporation on Schedule 5.6 has been properly classified as a partnership for all periods since formation of the Company (and each such Subsidiary) through the Closing Date, and neither Company nor any such Subsidiary has elected to be taxed as an association taxable as a corporation under Section 7701 of the Code and the regulations promulgated thereunder, (o) none of the Assets of Company or Subsidiary is subject to the “Alternative Depreciation System” within the meaning of Section 168(g) of the Code, tax-exempt use property within the meaning of Section 168(h) of the Code or tax-exempt bond-financed property within the meaning of Section 168(g)(5) of the Code; (p) no power of attorney is currently in effect for Company or any Subsidiary for any purpose related to Taxes, (q) none of the Company’s Subsidiaries is a United States real property holding corporation within the meaning of section 897(c)(2) of the Code, and (r) neither Company nor any of its Subsidiaries owns an interest in any (i) “domestic international sales corporation,” (ii) “foreign sales corporation,” (iii) “controlled foreign corporation” , or (iv) “passive foreign investment company” (in each case, as such terms are defined in the Code).  Sellers acknowledge that, for federal income Tax purposes, Company will terminate on the Closing Date.  Sellers also acknowledge that the Company has made the election referred to in Section 754 of the Code to adjust the basis of Company’s property pursuant to Sections 734 and 743 of the Code and that such election is presently in effect.

5.7.          Availability of Assets and Legality of Use; Powers of Attorney.

(a)           Except as set forth in Schedule 5.7(a), the assets, rights and properties owned, leased or licensed by Company and/or its Subsidiaries include all the material assets, rights and properties used in the Company Business as presently conducted and, to the Knowledge of Sellers, proposed to be used.  To the Seller’s Knowledge, the buildings, plants and structures of the Company and its Subsidiaries are structurally sound, are generally in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants and structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that could not reasonably be expected to exceed $250,000 in cost.

(b)           Schedule 5.7(b) lists all powers of attorney granted by Company that remains outstanding.

5.8.          Governmental Permits.

(a)           Company and/or one or more of its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Company Business substantially as currently conducted, except for those permits, licenses, franchises, privileges, immunities, approvals or other authorizations which can be obtained at a cost which, in the aggregate, does not exceed $100,000 (herein collectively called “Governmental Permits”).  A list of all Governmental Permits presently held by Company and each Subsidiary, and their expiration dates, is set forth on Schedule 5.8.

(b)           Except as set forth in Schedule 5.8, to Sellers’ Knowledge, each of Company and its Subsidiaries has fulfilled and performed its obligations under each of the Governmental Permits and there is no breach or default under any such Governmental Permit (except for such breaches or defaults that can be cured with expenditures that do not in the aggregate exceed $100,000) and no event has occurred that permits revocation or termination of any such Governmental Permit.  Each of the Governmental Permits is valid, subsisting and in full force and effect (except for such deficiencies that can be corrected with expenditures which do not in the aggregate exceed $100,000).

5.9.          Customers and Suppliers.  Schedule 5.9 sets forth the name of Company’s and its Subsidiaries (taken as a whole) ten largest customers, based on revenues, for the 12 months ended December 31, 2003 and the six (6) months ending June 30, 2004 (the “Customers”).  Except as set forth on Schedule 5.9, since December 31, 2003: (a) there has been no termination, cancellation or material modification adverse to Company or any Subsidiary of any Contract or engagement between Company (or any Subsidiary) and any Customer; (b) to the Sellers’ Knowledge, no Customer has threatened to so terminate, cancel or materially modify, in a manner adverse to Company or any Subsidiary, such Contracts or engagements; (c) no supplier that Company has paid or is under contract to pay US$250,000 or more in either calendar year 2003 or calendar year 2004 has (i) canceled any Contract or otherwise refused to continue its engagement with Company, (ii) materially decreased its services, supplies or materials to Company or any Subsidiary, other than as a result of Company’s decision not to purchase goods or services from such Person, (iii) provided Company or any Subsidiary written notice of any plan or intention to perform any of the actions described in this clause (c).  To Seller’s Knowledge, the operations of all manufacturers of the Company’s products in the People’s Republic of China (I) are not in violation of any material Requirements of Law, and (II) do not use prison labor.

5.10.        Real Property.

Neither the Company nor any Subsidiary owns real property or has an option to acquire any real property, or has ever owned real property.

5.11.        Real Property Leases.  Schedule 5.11 sets forth a list of each lease or similar agreement under which Company or any of its Subsidiaries is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”).  Except as set forth in Schedule 5.11, Company, and each of its Subsidiaries, is in compliance with all leases covering the Leased Real Property and neither Company nor any of its Subsidiaries has received any written notice from any lessor alleging that Company is not in compliance with the terms of such lease, other than those claims which have been fully resolved.

5.12.        Condition; Condemnation.

(a)           Except as set forth on Schedule 5.12(a), the Leased Real Property is used and operated in compliance and conformity with all material Requirements of Law.  Since March 15, 2002, neither Company nor any of its Subsidiaries has received from any Governmental Body, any written notice of a material violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirements of Law relating to the operations of Company Business, and there is no such material, unresolved violation.

(b)           Except as set forth on Schedule 5.12(b), (i) to Sellers’ Knowledge, all buildings or other improvements on any Leased Real Property comply, in all material respects, with all applicable ordinances, codes, regulations and other Requirements of Law, have a valid and subsisting certificate of occupancy for their present use, and (ii) neither Company nor any

Subsidiary has received any notice from any Governmental Body which is still outstanding of any failure to obtain any certificate, permit, license or approval with respect to the Leased Real Property, or any intended revocation, modification or cancellation of same, and (iii) to Sellers’ Knowledge, no law or regulation presently in effect or condition precludes or materially restricts continuation of the present use by Company or such Subsidiary of such Leased Real Property.

(c)           To Sellers’ Knowledge, there are no defects in any building or other improvement on any Leased Real Property that would materially and adversely affect Company’s or any of its Subsidiaries’ use of such building or improvement in the conduct of the Company Business.

(d)           Neither the whole nor any part of Company’s interest in the Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority or other Person.  To Sellers’ Knowledge, no condemnation or other taking of the Leased Real Property has been threatened or contemplated.

5.13.        Personal Property.  Schedule 5.13 contains a complete and accurate list of all machinery, equipment, vehicles, furniture and other personal property owned by Company or any of its Subsidiaries and used in the Company Business having a current book value of US$10,000 or more.  The equipment owned by the Company and its Subsidiaries is generally in good operating condition and repair, and is adequate for the uses to which they it being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that could not be reasonably expected to exceed $100,000 in cost.

5.14.        Personal Property Leases.  Schedule 5.14 contains a list of each lease or other agreement or right under which Company or any of its Subsidiaries is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by Company or the applicable Subsidiary without penalty or payment on notice of thirty (30) days or less, or which involves the payment by Company or the applicable Subsidiary of rentals of less than US$50,000 per year (the “Personal Property Leases”) and which does not have a remaining term of five (5) years or more from the Closing Date.  Except as set forth in Schedule 5.14, Company and each applicable Subsidiary has complied in all material respects with all of the Personal Property Leases and, neither Company nor any applicable Subsidiary has written received notice of a claim of non-compliance under any Personal Property Lease.

5.15.        Intellectual Property.

(a)           Schedule 5.15(a) contains a list of all of the following intellectual property (other than computer software programs and systems) owned by, licensed to, or used by Company or any of its Subsidiaries in the conduct of the Company Business:

(i)            all United States and foreign patents, patent applications, continuations, continuations-in-part, reissues, patent disclosures, or improvements thereto and inventions and discoveries for which the Company currently intends to seek patent protection;

(ii)           each United States, state and foreign trademark, service mark, logo, trade dress and trade name (including any assumed or fictitious or trade name under which Company or any of its Subsidiaries is conducting its business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing;

(iii)          all United States registered and foreign copyrights, and

(iv)          each unregistered copyright which is used in, and is material to, the Company Business.

The foregoing are referred to as the “Intellectual Property.”

(b)           Schedule 5.15(b) contains a list of all material computer software programs and software systems owned by, licensed to, or used by Company or any Subsidiary in the conduct of the Company Business (“Software”), provided, however, that Schedule 5.15(b) may omit Software licensed to Company that is generally available to the public and Software subject to license agreements that become effective when the purchaser downloads or uses the software, so long as there are no material, continuing royalty obligations thereunder.  The computer software, programs and systems used in the Company Business are either owned by the Company (or the applicable Subsidiary) or each copy thereof used by Company (or Subsidiary) in the Company Business has been validly licensed to the Company or the applicable Subsidiary.  The computer software, programs and systems on the computers of the Company are either owned by the Company (or the applicable Subsidiary) or each copy thereof has been validly licensed to the Company or the applicable Subsidiary, or would not result in liability to the Company in excess of $100,000.

(c)           Schedule 5.15(c) contains a list and description of all agreements, commitments, contracts, licenses, sublicenses, assignments, indemnities and other Contracts which relate or pertain in any material respect to any Intellectual Property or Software identified in Sections 5.15(a) and 5.15(b).  Except as disclosed on Schedule 5.15(c), neither Company nor any of its Subsidiaries is in breach of any such agreement, commitment, contract, license, sublicense, assignment, indemnity or other Contract which relates in any material respect to any of the Intellectual Property or Software.  There are no outstanding, and to Sellers’ Knowledge, threatened, disputes with respect to the foregoing agreements and contracts.

(d)           Except as disclosed on Schedule 5.15(d), Company and/or its Subsidiaries either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software free and clear of Encumbrances; or (ii) has a valid license or other right to use the same.

(e)           Except as disclosed on Schedule 5.15(e), (i) all registrations for Intellectual Property or Software (in case, identified as being owned by Company or any applicable Subsidiary) are valid and in force and used in compliance with all material Requirements of Laws, and all applications listed on Schedule 5.15(a) or 5.15(b) to register any unregistered Intellectual Property or Owned Software are pending and in good standing; (ii) to Sellers’ Knowledge, there are no material infringements by others of any of the Intellectual Property or Software owned by, or exclusively licensed to, Company; (iii) no infringement of any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other intellectual property right of any other Person has occurred or results in any way from the operation of the Company Business; and (iv) no pending claim of any infringement of any copyright, trademark, service mark, trade name, patent or patent right or other intellectual property right of any other Person has been made or asserted in respect of the operations of the Company Business.  Since March 15, 2002, neither Company or any of its Subsidiaries has received notice of a claim against Company nor any of its Subsidiaries that any of their operations, activities, products, software, equipment, machinery or processes of the Company Business infringe any copyright, trademark, service mark, trade name, patent or patent right or other intellectual property right of any other Person, and no such claim is currently outstanding.

(f)            Except as disclosed on Schedule 5.15(f): (i) the Software is not subject to any transfer, assignment, site, equipment, or other operational limitations; (ii) Company has developed the Software it owns (the “Owned Software”) through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of Company and who do not retain any intellectual property rights in the Owned Software); (iii) to Sellers’ Knowledge, the Owned Software does not infringe any copyright, trademark, service mark, trade name, patent, patent right, trade secret or other property right of any other Person; and (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

(g)           Except as disclosed on Schedule 5.15(g), all former and current employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of any material Intellectual Property or Software on behalf of Company (or any predecessor in interest thereto) either: (i) are bound by a “work-for-hire” agreement under which Company is deemed to be the original owner/author of all property rights therein; or (ii) have executed an assignment or an agreement to assign in favor of Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

(h)           The Intellectual Property and Software constitute all intellectual property assets necessary for the operation of the Company Business as presently conducted.

5.16.        Accounts Receivable.  The accounts receivable reflected in the Unaudited Financial Statements, and all accounts receivable arising since the date thereof, have arisen from bona fide transactions by Company or its Subsidiaries in the ordinary course of its business and represent bona fide claims for payment for goods sold or services provided prior to the date hereof.

5.17.        Title to Property.  Company and/or one of its Subsidiaries has good title to all of the assets reflected on the Unaudited Financial Statements as being owned by it and all of the assets thereafter acquired by it (except to the extent that such assets have been disposed of after the Interim Balance Sheet Date in the ordinary course of business), free and clear of all Encumbrances, except (i) for Permitted Encumbrances, or (ii) as set forth in Schedule 5.17 (with respect to this clause (ii), all of which such Encumbrances shall be discharged at Closing).

5.18.        Employee Benefit Plans.

(a)           Set forth in Schedule 5.18(a) is a true and complete list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) maintained by Company or an ERISA Affiliate, or with respect to which Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Company or an ERISA Affiliate due to such employment (the “Pension Plans”).  Set forth in Schedule 5.18(a) is a true and complete list of each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) maintained by Company, or with respect to which Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Company due to such employment (the “Welfare Plans”) (the Pension Plans and Welfare Plans being the “ERISA Benefit Plans”).  In addition, set forth in Schedule 5.18(a) is a true and complete list of each other “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is or has ever been subject to Section 302 of ERISA and (i) maintained by Company or an ERISA Affiliate at any time during the six-year period prior to the Closing Date, or (ii) with respect to which Company or an ERISA Affiliate was required to make any payment at any time during such period (the “Prior Pension Plans”).

(b)           Other than those listed in Schedule 5.18(a), set forth in Schedule 5.18(b) is a true and complete list of each of the following to which Company is a party or with respect to which it is or will be required to make any payment (the “Non-ERISA Commitments”):

(i)            each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan or policy; and

(ii)           each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (excluding employment agreements terminable by Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of Company is to make current wage or salary payments and provide current fringe benefits).

Company has made available to Purchaser correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment.  Except as disclosed in Schedule 5.18(a) or Schedule 5.18(b), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the US.

(c)           Company has made available to Purchaser with respect to each ERISA Benefit Plan and with respect to each Prior Pension Plan, other than any ERISA Benefit Plan or Prior Pension Plan which is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the actuarial reports for the three most recently completed plan years, (vi) the most recent determination letter issued by the IRS and the application submitted with respect to such letter, (vii) a list of amounts contributed through December 31, 2003 with respect to each of calendar years 2002 and 2003, and (viii) PBGC Form 1 for the most recently begun plan year.  Each report described in clause

(v) of the preceding sentence accurately describes the funded status of the plan to which it relates as of the date indicated therein, and subsequent to the date of such report there has been no material adverse change in the funding status or financial condition of such plan, except as disclosed on Schedule 5.18(c)(i).  With respect to each Pension Plan that is a “multiemployer plan” (the “Multiemployer Plans”), (A) Company has delivered to Purchaser correct and complete copies of all plan documents and amendments thereto and trust agreements and amendments thereto, the items described in clauses (ii), (iii) and (v) of the second preceding sentence but with respect to the reports described in such clauses (iii) and (v) only such reports for the most recent year, and all correspondence and other information in Company or any ERISA Affiliate’s possession relating to any anticipated increases in contribution rates with respect to such plan, and (B) also set forth in Schedule 5.18(c)(ii) is a true and complete list of the amounts which each of Company and each ERISA Affiliate has paid to such plan in each of the fiscal years ending December 31, 2002 and December 31, 2003.  Company has delivered to Purchaser with respect to each of the Multiemployer Plans and with respect to each of the Prior Pension Plans which is a “multiemployer plan” (the “Prior Multiemployer Plans”) correct and complete copies of all correspondence and other information in Company’s or any ERISA Affiliate’s possession relating to the amount for which Company or any ERISA Affiliate is or could be liable under Title IV of ERISA for a total or partial withdrawal as of any date or for any other reason.

(d)           With respect to each Pension Plan subject to Section 302 of ERISA other than any Multiemployer Plan, (i) no proceeding has been initiated to terminate such plan, (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA), (iii) no “accumulated funding deficiency” (within the meaning of Section 412 of the Code), whether or not waived, has occurred, (iv) no person has failed to make a required installment or any other payment required under Section 412 of the Code before the applicable due date, (v) neither Company nor any ERISA Affiliate has provided or is required to provide security to such plan under Section 401(a)(29) of the Code due to a plan amendment that results in an increase in current liability, and (vi) without any additional contributions being made to such plan, the assets of such plan are sufficient to satisfy all obligations of the plan if the plan were to terminate (regardless of whether the plan can legally terminate).  Each Pension Plan that is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

(e)           There is no pending or, to Sellers’ Knowledge, threatened claim in respect of any of the ERISA Benefit Plans other than claims for benefits in the ordinary course of business.  Except as set forth in Schedule 5.18(e), each of the ERISA Benefit Plans other than any Multiemployer Plans (i) has been administered in material compliance with its terms and (ii) complies in form, and has been administered in material compliance with the requirements of ERISA and, where applicable, the Code.  Company and each ERISA Affiliate has complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA.  Company has no obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA.  The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant.

(f)            To Sellers’ Knowledge, no proceeding has been initiated to terminate any Multiemployer Plan, and there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA) with respect to any such plan.  No Multiemployer Plan is in reorganization as described in Section 4241 of ERISA or insolvent as described in Section 4245 of ERISA.  Except as described in Schedule 5.18(f), neither Company nor any ERISA Affiliate has failed to make a required or disputed contribution to any Multiemployer Plan or any Prior Multiemployer Plan.  Except as described in Schedule 5.18(f), (i) neither Company nor any ERISA Affiliate has incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (ii) no such liability has been asserted, (iii) there are no events or circumstances which could result in any such partial or complete withdrawal, and (iv) neither Company nor any ERISA Affiliate is bound by a contract or agreement or has any obligation or liability described in Section 4204 of ERISA.  To Sellers’ Knowledge, each Multiemployer Plan (A) complies in form, and has been administered substantially in accordance, with the requirements of ERISA and, where applicable, the Code, and (B) is qualified under Section 401(a) of the Code as amended to the date hereof.

(g)           Except as to Multiemployer Plans (as to which this representation and warranty is made only to the Sellers’ Knowledge), neither Company nor, to Sellers’ Knowledge, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject any such plan (or its related trust) or Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

(h)           For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within meaning of Section 414(c) of the Code) with Company; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning  of Section 414(m) of the Code) as either Company, any corporation described in clause (i) of this Section 5.18(h) or any partnership, trade or business described in clause (ii) of this Section 5.18(h).

5.19.        Employees.

(a)           Except as set forth in Schedule 5.19(a), Company and each of its Subsidiaries  has complied in all material respects with all Requirements of Law that relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.  Neither Company or any of its Subsidiaries is a party to any collective bargaining agreement.  Neither Company or any Subsidiary is a party to, and is not affected by, nor is currently threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees.  Neither Company or any of its Subsidiaries  is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Company or any of its Subsidiaries.

(b)           No Subsidiary employs any person in the United States.

(c)           Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and has no liabilities pursuant to WARN.

(d)           Schedule 5.19(d) contains: (i) a list of managers, directors and officers of Company and each Subsidiary; (ii) a list of all employees of Company or any Subsidiary as of June 30, 2004 whose then current annual rate of compensation was in excess of US$150,000; (iii) the then current annual rate of compensation of, and a summary description of, the fringe benefits (other than those generally available to employees of Company and provided pursuant to a plan listed on Schedule 5.18) provided by Company to any such employees; and (iv) a list of all present or former employees of Company paid in excess of US$150,000 in calendar year 2003 (or at the rate of US$150,000 or more in 2004) who have terminated or given notice of their intention to terminate their relationship with Company since January 1, 2004.

(e)           Since March 15, 2002, there has not been and, there is not presently pending or existing, and to Sellers’ Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against either the Company or any Subsidiary relating to the alleged violation of any Requirements of Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against either of the Company or any of its Subsidiaries, or (c) any application for certification of a collective bargaining agent.  There is no lockout of any employees by either the Company or any of its Subsidiaries, and no such action is contemplated by the Company or its Subsidiaries.

5.20.        Company Agreements.  Except as set forth in Schedule 5.20, neither Company or any of its Subsidiaries is a party to or bound by:

(a)           any executory Contract for the purchase or sale of real property or an executory Contract (whether as lessor or lessee) for the lease or sublease of real property having an annual base rent in excess of US$100,000;

(b)           any executory Contract with any supplier or vendor to the Company or any Subsidiary whose sales of goods or services to the Company and its Subsidiaries during 2003 or during 2004 exceeded US$100,000 (excluding purchase orders other than each purchase order issued by Company or any Subsidiary which represents an outstanding commitment, as of close of business on November 26, 2004, of $250,000 or more);

(c)           any executory Contract for the purchase or sale of machinery, equipment or other tangible assets (other than inventory) that involves the payment of more than US$100,000, or an executory Contract for the lease or use (whether as a lessee or lessor) of personal property having an annual base rent in excess of US$100,000;

(d)           any executory Contract (other than Contracts consisting solely of a purchase order) with any customer of Company or any Subsidiary whose purchases from the

Company (on a consolidated basis) exceeded US$100,000 during calendar year 2003 or during the nine (9) months ending September 30, 2004;

(e)           any Contract for the purchase, licensing or development of Software, patents, trademarks or other Intellectual Property that involves the fixed payment of more than US$100,000, or under which royalties paid by theCompany or any Subsidiary exceeded (on a consolidated basis) US$100,000 in either 2003 or during 2004;

(f)            any guarantee of the obligations or liabilities of officers, directors, employees, Affiliates of Company or of any of its Subsidiaries to a third Person that is not a Subsidiary;

(g)           any Contract which provides for, or relates to (i) the incurrence of indebtedness for borrowed money (involving US$50,000 or more) by a third party in favor of the Company, or (ii) the extension of credit by the Company to a third party in excess of US$100,000 (other than in the ordinary course of business);

(h)           any Contract which provides for any non-competition or other restrictions on the ability of Company or any such Subsidiary to conduct business, other than as may be contained in  customary non-disclosure agreements;

(i)            any Contract (or group of related Contracts) for capital expenditures in excess of US$100,000 for any single project; or

(j)            any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses.

(k)           any collective bargaining agreement;

(l)            any written Contract (i) for the employment of any individual or third party provider on a full-time, part-time, consulting, or other basis providing annual rate of compensation (or minimum fixed compensation) in excess of US$150,000 or (ii) providing, in the case of an employee, severance benefits other than as specified in the general policies of Company or of any such Subsidiary, or which extends for a term that expires more than two (2) years from the Closing Date;

(m)          any Contract under which it has advanced or loaned any amount, extended credit to or arranged for the extension of credit to any of its directors, officers, or employees (other than expense account advances made in the ordinary course of business;

(n)           any Contract entered into outside of the ordinary course of business and which has a remaining value in excess of $250,000; or

(o)           any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on Company.

5.21.        Status of Contracts.  Except as set forth in Schedule 5.21, each of the leases and Contracts listed in Schedules 5.11, 5.14, 5.15(c), 5.18(b) and 5.20 (collectively, the “Company Agreements”) constitutes a valid and binding obligation of Company or the applicable

Subsidiary, as the case may be, and, to Sellers’ Knowledge, the other party or parties thereto, and is in full force and effect (except as set forth in Schedule 5.3).  Company or one of its Subsidiaries, as the case may be, is, and at all times since March 15, 2002, has been in material compliance with, has fulfilled and performed in all material respects its obligations under each of Company Agreements, and, to Sellers’ Knowledge, no other party to any of Company Agreements has materially breached or defaulted thereunder.  No event has occurred that constitutes a material default or breach of any Company Agreement by Company, any of its Subsidiaries or, to Sellers’ Knowledge, by any such other party.  Company has not received any notice from any party to any Company Agreement indicating an intention to terminate such Agreement or regarding an alleged breach thereof or default thereunder, or to Sellers’ Knowledge, has any such notice been threatened.

5.22.        No Violation, Litigation or Regulatory Action.  Except as set forth in Schedule 5.22:

(a)           neither Company or any Subsidiary is subject to any Court Order;

(b)           the assets of Company and its Subsidiaries and the uses of such assets comply in all material respects with all applicable Requirements of Laws and Court Orders;

(c)           the Company Business is in material compliance with all Requirements of Laws and Court Orders which are applicable to the Company Business;

(d)           neither Company nor any Subsidiary is subject to any pending (i) lawsuits, suits, proceeding or investigation by any Governmental Body, nor, to Sellers’ Knowledge, has any such lawsuit, suit, proceeding or investigation been threatened against Company or any of its Subsidiaries, and (ii) since March 15, 2002, neither the Company nor any Subsidiary has received written notice of any investigation by any Governmental Body, and, to Sellers’ Knowledge, neither Company nor any Subsidiary has been the subject of any investigation by any Governmental Body.

(e)           neither Company nor any Subsidiary is a plaintiff in any lawsuit, suit or proceeding, other than routine claims for damage amounts not in excess of $100,000;

(f)            there is no action, suit or proceeding pending or, to Sellers’ Knowledge, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(g)           to Sellers’ Knowledge, there are no situations with respect to Company or any of its Subsidiaries that involved or involves (i) the use of funds of Company or such Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others by Company or any such Subsidiary or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (v) any investigation by the SEC or any other federal, foreign, state or local government agency or authority; and

(h)           Except as set forth on Schedule 5.22(h), (x) neither the Company or anyone purporting to act on behalf of Company has made, since March 15, 2002, nor are there any pending,  claims against manufacturers of the inventories of the Company or any Subsidiary, including, without limitation, with respect to breach of warranty or the quality or condition of  inventories involving US$250,000 or more, and (y) customers or consumers have not made, since March 15, 2002, nor are there any pending, claims against the Company or any of its Subsidiaries, including, without limitation, with respect to breach of warranty or the quality or condition of any products sold by Company or any Subsidiary, involving $250,000 or more.  Since March 15, 2002, none of the products manufactured or sold by the Company or any of its Subsidiaries have been the subject of any voluntary or imposed recall by any Governmental Body or the subject of any voluntary or corrective action ordered by any Governmental Body, nor is any such recall or corrective action currently contemplated by the Company or any of its Subsidiaries.  Since March 15, 2002, to Sellers’ Knowledge, no complaints with respect to the products manufactured or sold by the Company or any of its Subsidiaries have been filed by any Person with the Consumer Products Safety Commission in the United States or with any similar entity in any foreign jurisdiction.

5.23.        Environmental Matters.  Except as set forth in Schedule 5.23:

(a)           The Company Business and its operation of all Leased Real Property is in compliance, in all material respects, with all applicable Environmental Laws;

(b)           Company and its Subsidiaries have obtained all environmental, health and safety Governmental Permits necessary for the operation of its business, and all existing Governmental Permits are in good standing and Company and its Subsidiaries are in material compliance with all terms and conditions of such permits;

(c)           none of Company, any of its Subsidiaries or any of the Company Properties is subject to any order from or agreement with any Person (including without limitation any prior owner or operator of any Company Property), nor, (x) to Sellers’ Knowledge, is there any investigation by any Governmental Body involving Company respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment or (z) has the Company received notice of any such investigation;

(d)           neither Company or any of its Subsidiaries has received any unresolved, written notice or claim to the effect that it is or may be liable to any Person under CERCLA or any equivalent state law as a result of the Release or threatened Release of a Contaminant into the environment on any Company Property or generated by Company or such Subsidiary;

(e)           no Company Property has been listed or, to Sellers’ Knowledge, proposed for listing on the National Priorities List pursuant to CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System List or any state list of sites requiring Remedial Action;

(f)            neither Company or any of its Subsidiaries has sent or arranged for the transport of any Contaminant to any site listed on the National Priorities List pursuant to

CERCLA, or any equivalent state law, where the liability with respect to such Contaminant remains unresolved; and

(g)           no Environmental Encumbrance has attached to any Company Property.

5.24.        Insurance.  Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are listed on Schedule 5.24, which sets forth a list of all policies of insurance maintained, owned or held by Company during the period from January 1, 2003 up to and including on the date hereof.  Company shall keep or cause such insurance or comparable insurance in full force and effect through the Closing Date.  Company is in material compliance with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Except as set forth on Schedule 5.24, there are currently no claims in excess of US$100,000 pending by Company under any insurance policies currently in effect and covering the property, business or employees of Company or any of its Subsidiaries (nor have any such claims been made since March 15, 2002), and all premiums due and payable with respect to the policies maintained by Company have been paid to date.  To Sellers’ Knowledge, there are no threatened termination of any such policies or arrangements in the current period of insurance.  Except as set forth on Schedule 5.24:

(i)            All policies to which either the Company or any Subsidiary is a party or that provide coverage to the Company or any Subsidiary, or any director or officer thereof: are valid, outstanding, and enforceable; are issued by an insurer that is financially sound and reputable; taken together, provide, in the Company’s judgment, adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks to which the Company and its Subsidiaries are normally exposed; are sufficient for compliance with all legal requirements and Contracts to which either the Company or any Subsidiary is a party or by which any of them is bound; will continue in full force and effect following the consummation of the Sale; and do not provide for any retrospective premium adjustment or other experienced-based liability on the part of either the Company or any Subsidiary.

(ii)           Since March 15, 2002, neither Sellers nor the Company (or any Subsidiary) has received (A) any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or, will not be renewed, or that the issuer of any policy is not willing or able to perform its obligations thereunder.

5.25.        Affiliate Transactions.  Except as set forth in Schedule 5.25 hereto, since March 15, 2002, neither Company or any of its Subsidiaries has, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed or any property, entered into any other transaction with, or furnished any services to (excluding services rendered as a director, officer or employee of Company or any such Subsidiary), (a) any Seller or any Affiliate of Company or any such Subsidiary or (b) any person who is an officer or director of Company or any such Subsidiary, in any case for an amount in excess of $50,000.

5.26.        No Finder.  Neither Sellers, Company nor any Person acting on behalf of Sellers or Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to GAH, whose fees and expenses, to the extent payable, shall be paid by Company as part of the Transaction Costs.

5.27.        Tax Status.  Company is treated as a partnership for federal income tax purposes and as a limited liability company treated as a partnership for state income tax purposes.

5.28.        No Undisclosed Liabilities.  Except as set forth on Schedule 5.28, neither the Company nor any Subsidiary has any liabilities or obligations of any nature, which under GAAP is required to be disclosed in the Company’s financial statements, except for the liabilities and obligations reflected in, reserved for, or otherwise disclosed in the Unaudited Financial Statements and current liabilities incurred in the ordinary course of business, consistent with past practices, since the date of such Unaudited Financial Statements.

5.29.        Disclosure.  No representation or warranty of Sellers in this Agreement and no statement in the schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.30         Debt.      After consummation of the Closing and application of payments made pursuant to Section 3.2, the Company will have no outstanding Debt created prior to the Closing.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Company hereby represents and warrants to Purchaser and agrees as follows:

6.1.          Authority; Enforceability.  It has the full power, authority and legal capacity to execute and deliver this Agreement and the Related Documents executed by Company, and to perform its obligations hereunder.  The execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been duly authorized by it.  It has duly executed and delivered this Agreement and the Related Documents executed by Company and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

6.2.          No Conflicts.  Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of any of the transactions contemplated hereby nor compliance by the Company with or fulfillment of the terms, conditions and provisions hereof will:

(a)           result in a breach of or constitute a default or an event with or without giving of notice or the lapse of time, or both, creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Units, under (1) the Company’s certificate of formation or Operating Agreement, (2) any material contract, agreement, license, franchise, permit or other authorization to which the

Company is a party, by which it is bound or which it possesses, (3) any Court Order to which the Company is a party or any of its assets is subject or by which it is bound, or (4) any Requirements of Laws applicable to the Company; or

(b)           require the Consent, or the giving or making by the Company of any notice, declaration, filing or registration with, any Person.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Company and Sellers and agrees as follows:

7.1.          Organization and Capital Structure.

(a)           Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

7.2.          Authority.

(a)           Purchaser has full corporate power and authority to execute, deliver and perform this Agreement, and each of the Related Documents executed by Purchaser.  The execution, delivery and performance of this Agreement and the Related Documents executed by Purchaser by Purchaser have been duly authorized and approved by Purchaser’s Board of Directors and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, the Related Documents executed by Purchaser and the transactions contemplated hereby and thereby.  This Agreement and the Related Documents executed by Purchaser have been duly authorized, executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  Each of the Related Documents executed by Purchaser has been duly authorized by Purchaser and upon execution and delivery by Purchaser will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)           Neither the execution and delivery of this Agreement or any of the Related Documents executed by Purchaser or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            result in a breach of, or constitute a default (with or without the giving of notice, lapse of time or both) or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of Purchaser’s assets under, (1) the certificate of incorporation or bylaws of Purchaser, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization to which Purchaser is a party or any of their respective assets or business is subject or by which Purchaser is bound, (3) any Court Order to which Purchaser is a party or by which Purchaser or its assets or business is bound or (4) any Requirements of Laws affecting Purchaser or its assets or business, except for any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser, materially impair the ability of Purchaser either to perform its obligations hereunder or prevent the consummation by Purchaser of any of the transactions contemplated hereby; or

(ii)           require the Consent, or the making by Purchaser of any declaration, filing or registration with, any Person, except (A) as required to comply with state securities or blue-sky laws; (B) the filing, if any, of appropriate documents with the relevant authorities of other jurisdictions in which Company is qualified to do business; or (c) such filings as may be required in connection with the Taxes described in Section 5.6.

7.3.          No Finder.  Neither Purchaser nor any Person acting on behalf of Purchaser has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which the Company (or any Subsidiary) or any Seller will have any responsibility.

7.4.          Litigation.  Purchaser is not a party to any pending or, to Purchaser’s knowledge, threatened action, claim, suit, proceeding or governmental investigation, including without limitation, any action, claim, suit, proceeding or hearing that questions the legality or propriety of, or that seeks to restrain or prohibit Purchaser from consummating the transactions contemplated by this Agreement.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1.          Unitholders Representatives.

(a)           For purposes of this Agreement and the transactions contemplated hereby, Company and each of the Sellers, without any further action on the part of any such party, shall be deemed to have consented to the appointment effective as of the Closing Date of Century Park Advisors, LLC and Michael Levin (collectively, the “Unitholders Representatives”) as the representative of Sellers, the attorney-in-fact for and on behalf of each such Person (coupled with an interest) and the taking, by unanimous decision of the Unitholders Representatives, of any and all actions and the making of any decisions required or permitted to be taken by Sellers under, or in respect of, this Agreement, including, without limitation, the exercise, by the Unitholders Representatives, of the power to (i) establish a cash reserve (the “Reserve”) in the aggregate amount of US$14,500,000 (the “Reserve Amount”), which Reserve shall be under the complete control and dominion of the Unitholders Representatives (and Unitholders Representatives hereby agree to establish the Reserve at Closing); (ii) fund the Reserve by instructing Purchaser to withhold such Seller’s Pro Rata Share of such Reserve Amount out of sums otherwise payable to each Seller of Cashed Out Units and to deposit the Reserve Amount  into an account designated by the Unitholders Representatives, (iii) authorize delivery to any Purchaser Group

Member any portion of the Reserve Amount in satisfaction, pursuant to Section 9.6 hereof, of Losses and Expenses or amounts owed under this Agreement, (iv) authorize the Unitholders Representatives to release to Sellers their Pro Rata Share of all or any portion of the Reserve, at any time, upon receipt of an undertaking by such Seller to repay to the Unitholders Representatives all or a portion of the amounts so released, (v) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Losses and Expenses and amounts owed, (vi) resolve any claim by a Purchaser Group Member under Article IX, and (vii) take all actions necessary in the judgment of the Unitholders Representatives for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement.  Accordingly, the Unitholders Representatives have unlimited authority and power to act on behalf of each Seller with respect to this Agreement, the Reserve, the remittance of any portion of the Reserve Amount and the disposition, settlement or other handling of all Losses and Expenses, rights or obligations arising from and taken pursuant to any such agreement.  Notwithstanding the foregoing, in no event shall Unitholders Representatives (x) change the liability of the Sellers for indemnification claims from pro rata liability to joint and several liability, (y) make any changes to the limitations set forth in Section 9.2(c) or 9.2(d) or (z) agree to any material change that adversely affects (1) the obligations of the Sellers under Section  9.2, or (2) the rights of the Sellers under this Section 8.1, in each case without the written consent of each Seller.

(b)           The appointment of each Unitholders Representative under this Section 8.1, shall be non-rescindable and irrevocable and each Seller will be bound by all unanimous actions taken by the Unitholders Representatives in connection with this Agreement, and Purchaser shall be entitled to rely, and will incur no liability with respect to such reliance (and shall be indemnified by Sellers with respect to any such liability), on any unanimous action, consent, instruction or decision of the Unitholders Representatives as the action, consent, instruction or decision of each Seller (and shall have no responsibility or obligation to determine the authority, authenticity, accuracy or truth thereof).  The Unitholders Representatives will incur no liability with respect to any action taken or suffered by them in reliance upon any notice, direction, instruction, consent, statement or other document believed by them to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own willful misconduct or gross negligence.

(c)           In all questions arising under this Agreement, the Unitholders Representatives may rely on the advice of counsel, and the Unitholders Representatives will not be liable to any Seller for anything done, omitted or suffered in good faith by the Unitholders Representatives based on such advice.  The fees and costs of such counsel shall be Unitholders Representative Expenses and shall be paid from the Reserve, as provided in clause (d) of this Section 8.1.  The parties hereto shall make available to Unitholders Representatives (the parties hereby acknowledge and agree that this right of examination is not an individual right) such books, records and other information (including workpapers) as Unitholders Representatives may reasonably request for the taking of any and all actions and the making of any decisions required or permitted to be taken under this Agreement.  Unitholders Representatives shall keep the Sellers reasonably informed (but shall not be required to do so more often than on a semi-annual basis) as to any claims made against the Sellers pursuant to Section 9.2.

(d)           Each Unitholders Representative shall serve in such capacity without compensation. The Unitholders Representatives shall have the authority to engage counsel, accountants and other experts, advisors and consultants, and shall be reimbursed by Sellers for the costs and expenses (including, without limitation, fees and disbursements of counsel, accountants and other financial, legal, accounting or other experts, advisors and consultants) incurred by any of them or their Affiliates in connection with the performance of its obligations under this Section 8.1 and any costs or expenses which would have been Transaction Costs had they been identified prior to Closing (collectively, “Unitholders Representative Expenses”)

(e)           Each Unitholders Representative shall serve in such capacity until his, her or its death, incompetency or resignation (which resignation shall be delivered to Purchaser and each Seller).  Upon receipt of any such resignation from, or upon the death or incompetency of, any Unitholders Representative, Sellers shall notify the Pre-Sale Directors of such resignation and the Pre-Sale Directors shall, by majority vote, choose a successor Unitholders Representative.  Each Unitholders Representative shall serve until his or her successor is chosen pursuant to this Section 8.1(e).  Each Unitholders Representative represents to the Sellers that he, she or it has no present intention to resign so long as there are funds in the Reserve.  Each Unitholders Representative shall serve until his, her or its successor is chosen pursuant to this Section 8.1(e).

(f)            Subject to the right of the Unitholders Representatives to distribute funds at any earlier time, within five (5) Business Days after the later to occur of (y) the termination, in accordance with Section 9.2(d), of all rights to indemnification provided for in Section 9.2 and (z) the payment in full of all Unitholders Representative Expenses, Unitholders Representatives shall distribute to the Sellers any remaining amounts held in the Reserve after any and all deductions have been made therefrom pursuant to Article IX in the proportion that deposits into the Reserve were made by such Sellers (the “Net Reserve Proceeds”).  Thereafter, no Unitholders Representative shall be liable to any Person claiming any amount that was deposited into the Reserve.  Net Reserve Proceeds shall be allocated ratably among the Sellers based on their relative Pro Rata Share.

8.2.          Indemnification.  Except as otherwise contemplated by this Agreement, prior to the third anniversary of the Closing Date, the Purchaser shall not cause, nor shall Purchaser permit, Company to amend, restate or otherwise modify the indemnification provisions of the Second Amended and Restated Operating Agreement of the Company, attached hereto as Exhibit A.

8.3.          Tax Returns; Tax Controversies; Tax Sharing Agreements.

(a)           Sellers shall timely file (or cause to be filed) all tax returns required to be filed by the Company for all periods ending on or prior to the Closing Date (“Company Pre-Closing Returns”).  Prior to the Closing Date, Sellers shall have caused each Subsidiary to prepare and file on or before the due date therefor all Tax Returns required to be filed by any Subsidiary (except for any Tax Return for which an extension has been granted) with respect to any period ending on or before the Closing Date, and shall pay all Taxes (including, without limitation, estimated Taxes) due on such Tax Returns or which are otherwise required to be paid at any time on or before the Closing Date.

(b)           Purchaser shall cause Company and each Subsidiary to file when due (taking into account all extensions properly obtained) all Tax Returns (other than Company Pre-Closing Returns) that are required to be filed by or with respect to Company and each Subsidiary for any period ending after the Closing Date and Purchaser shall cause Company to remit or cause to be remitted any Taxes due in respect of such Tax Returns.  With respect to Tax Returns to be filed by Company and each Subsidiary pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date or to any Straddle Period, (i) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including, without limitation, any position which would have the effect of accelerating income to such prior periods or Straddle Period or deferring deductions to subsequent periods) and (ii) such Tax Returns shall be submitted to Unitholders Representatives not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Unitholders Representatives, which approval may not be unreasonably withheld or delayed, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (i) of this sentence.

(c)           Purchaser shall not permit Company or any Subsidiary to amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to Company or any Subsidiary with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Unitholders Representatives, which consent may not be unreasonably withheld or delayed.

(d)           Purchaser shall promptly notify Unitholders Representatives in writing upon receipt by Purchaser or any of its Affiliates, of written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities, which may generate a Loss pursuant to Section 8.4(e) or from any transactions entered into, or elections made, after the Closing Date by Company, Purchaser or any Subsidiary, but the failure to do so will not result in Purchaser’s loss of its rights to tax indemnification hereunder, except to the extent that Sellers are materially prejudiced as a result of such failure.  Unitholders Representatives shall have the sole right to represent Company’s interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes which may give rise to a Loss pursuant to Section 8.4, and Unitholders Representatives shall have the right to employ counsel of its choice.  In the case of a Straddle Period, Unitholders Representatives shall be entitled to participate in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date.  None of Purchaser, any of its Affiliates, Company or any Subsidiary may settle a Tax claim for any Taxes which may generate a Loss pursuant to Section 8.4(d), without the prior written consent of Unitholders Representatives, which consent may not be unreasonably withheld or delayed.

(e)           All Tax-sharing agreements or similar arrangements with respect to or involving Company or any of its Subsidiaries and a third party shall be terminated with respect to Company and all such Subsidiaries prior to the Closing Date, and, after the Closing Date, neither the third party, on the one hand, nor the Company and its Subsidiaries, on the other, shall be bound thereby or have any liability thereunder to the other party for amounts due in respect of such agreements and arrangements.

8.4.          Liability for Taxes.

(a)           Subject to Section 8.4(e), Sellers shall be responsible (either from the Reserve, or based on their relative Percentage Share) for all Taxes imposed on Company or any Subsidiary for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Sellers shall not be responsible for any Taxes resulting from a sale of Company or any Subsidiary by Purchaser (Taxes described in this proviso, hereinafter “Excluded Taxes”).

(b)           As between Sellers and Purchaser, Purchaser shall be responsible for (i) all Taxes imposed on Company or any Subsidiary, or for which Company or any Subsidiary may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (ii) Excluded Taxes.

(c)           For purposes of Sections 8.4(a) and 8.4(b), whenever it is necessary to determine the responsibility for Taxes of Company or a Subsidiary for a Straddle Period, the determination of the Taxes of Company or such Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of Company or such Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of Company or such Subsidiary were closed at the close of the Closing Date, provided, however, that (i) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.  Notwithstanding the foregoing provisions of this Section 8.4(c), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by Company or any Subsidiary for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be the total property Taxes of the Straddle Period minus the amount described in clause (y) of this sentence.

(d)           The excess of (i) the Taxes for which Sellers are responsible pursuant to Section 8.4(a) over (ii) the sum of (1) the aggregate net Tax liability reflected on the Closing Date Balance Sheet plus (2) the aggregate amount of any refund of (or credit for) Taxes allocable to any taxable year or period that ends on or before the Closing Date or to the portion of any Straddle Period ending on and including the Closing Date (other than amounts reflected in the computation of such net Tax liability) shall constitute a Loss for purposes of Article IX (a “Tax Loss”).  In computing any and all Tax Losses, including any Loss attributable to the breach of a representation or warranty contained in Section 5.6, no item of Loss, including any interest or penalty, shall be counted more than once.

(e)           The Purchase Price shall be allocated in accordance with the determination of a reputable valuation firm designated by Purchaser with the Unitholders Representatives’ consent, such consent not to be unreasonably withheld or delayed (at Purchaser’s expense), it being agreed that inventory and receivables will be valued in an amount equal to their tax book value, provided that such value conforms to GAAP.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified by such valuation firm for all Tax purposes and in all filings, declarations  and reports with the IRS in respect thereof.  In any Proceeding related to the determination of any Tax, neither Purchaser nor the Company nor any Seller shall contend or represent that such allocation is not a correct allocation.

(f)            If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Sellers would otherwise be responsible pursuant to Section 8.4(a), and such change results in or will result in a decrease in the Tax liability of Company, any wholly-owned Subsidiary, Purchaser or any Affiliate or successor of any thereof for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, Sellers shall not be responsible pursuant to Section 8.4(a) with respect to such increase to the extent of the present value (using a discount rate equal to the then “Federal mid-term rate,” as that term is defined in Section 1274(d) of the Code) of such decrease.

ARTICLE IX
INDEMNIFICATION

9.1.          Survival; Right to Indemnification Not Affected by Knowledge.  All representations, warranties, covenants, and obligations in this Agreement, the schedules hereto and any certificates delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Losses and Expenses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

9.2.          Indemnification of Purchaser Group Members.  (a) Each Purchaser Group Member shall be indemnified and held harmless by the Sellers, from and against, and will be reimbursed by the Sellers for, any and all Losses and Expenses incurred by such Purchaser Group Member in connection with or arising from:

(i)            any breach or failure to perform by Sellers of any of their agreements, covenants or obligations in this Agreement or in any Related Document executed by such Seller;

(ii)           any breach or failure by Company to perform any agreement, covenant or obligation contained in this Agreement or in any Related Document executed by Company and to be performed by Company at or prior to the Closing;

(iii)          any breach of any warranty or the inaccuracy of any representation or warranty of Sellers or Company contained or referred to in this Agreement, in any Related Document, or any certificate delivered by Sellers or Company prior to, and including, the Closing Date or by Sellers or any Unitholders Representative after the Closing Date;

(iv)          any invalidity as of the Closing Date in any of the jurisdictions described on Schedule 9.2(a) of the Kids Line trademark (“Trademark Invalidity”); or

                                                (v)           all Losses or Expenses in excess of $50,000 in the aggregate which derive from the matter reflected on Schedule 5.22 (“Special Claim”).

(b)           The obligation to indemnify and hold harmless the Purchaser Group Members pursuant to this Section 9.2 with respect to all Losses and Expenses incurred by Purchaser Group Members shall commence at such time that the aggregate amount of such Losses and Expenses (excluding, in the case of the Special Claim, the first $50,000 of Losses or Expenses, which, for purposes of this Section 9.2, shall not be subject to indemnification by Sellers) equals or exceeds US$725,000 (the “Purchaser Indemnification Threshold”), it being understood that at such time, the Purchaser Group Members shall be entitled to indemnification for all Losses and Expenses (other than the first $50,000 of Losses or Expenses relating to the Special Claim) incurred from the first dollar thereof.  The limitations set forth in this Section 9.2(b) shall not apply to any  (i) breach by a Seller of its representations set forth in Article IV or in Sections 5.1, 5.6, 5.23 or 5.26; (ii) breach by the Company of its representations set forth in Section 6.1; (iii) breach by the Sellers of Section 8.4, (iv)  Loss or Expense arising from Trademark Invalidity or (iv) Loss or Expense arising from any intentional misrepresentation by Sellers or Company contained in this Agreement or any Related Document executed by such Person.  All Losses and Expenses relating to breach of Article IV or an intentional misrepresentation by a Seller (and not by Company)  shall be the sole responsibility of the Seller making such misrepresentation.

(c)           Subject to Section 9.6, each Seller’s indemnification obligations under this Section 9.2, other than a Seller’s indemnification obligations with respect to breaches of its representations set forth in Article IV or an intentional misrepresentation (for which such Seller will have sole liability), shall be limited to its Percentage Share of such Losses or Expenses.

(d)           Subject to Section 9.6 hereof, the parties hereby agree that the aggregate amount of Losses or Expenses for which the Purchaser Group Members shall be entitled to indemnification pursuant to this Section 9.2 from all Sellers shall be limited to $14,500,000, other than (i) a breach of a representation or warranty set forth in Article IV, Sections 5.1, 5.6, 5.23, 5.26, 6.1 or 8.4 or (ii)  Losses and Expenses incurred as a result of Trademark Invalidity (as to which items the aggregate Losses and Expenses for which a Seller shall be liable shall be limited to the amount of the Purchase Price paid by Purchaser to such Seller), or (iii) an intentional misrepresentation by any Seller or the Company in this Agreement or in any Related Document executed by such Person, as to which there shall be no limit to the Losses and Expenses to be reimbursed by Sellers.  Further, all rights to indemnification provided for in this

Section 9.2 (other than a claim for breach of Article IV, Sections 5.1, 5.6, 5.23, 5.26, 6.1 or 8.4 and claims arising from Trademark Invalidity, or a breach by a Seller of such Seller’s covenants in Section 10.1, for each of which there shall be no time limit) shall terminate on April 30, 2006; provided that, the obligation to indemnify the Purchaser Group Members shall continue after April 30, 2006 as to any Loss or Expense of which any Purchaser Group Member has notified the Unitholders Representatives in accordance with the requirements of Section 9.4 on or prior to April 30, 2006, as to which the obligation to indemnify such Purchaser Group Member shall continue until the liability owing to such Purchaser Group Member shall have been determined pursuant to this Article IX and such Purchaser Group Member shall have been reimbursed for such Loss and Expense for which it is owed in accordance with this Article IX.

9.3.          Indemnification of Seller Group Members.

(a)           Purchaser shall indemnify and hold harmless each Seller Group Member from and against, and will reimburse each Seller Group Member for, any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)            any breach or failure to perform by Purchaser of any of their respective agreements, covenants or obligations in this Agreement; or

(ii)           any breach of any warranty or the inaccuracy of any representation of Purchaser contained or referred to in this Agreement, in any certificate delivered by or on behalf of Purchaser pursuant hereto.

(b)           The obligation to indemnify and hold harmless Seller Group Members pursuant to this Section 9.3 with respect to all Losses and Expenses incurred by Seller Group Members shall commence at such time that the aggregate amount of such Losses and Expenses equals or exceeds US$725,000 (it being understood that at such time, the Seller Group Members shall be entitled to indemnification for all Losses and Expenses incurred from the first dollar thereof).

(c)           In addition, the parties hereby agree that the aggregate amount of Losses or Expenses for which the Seller Group Members shall be entitled to indemnification pursuant to this Section 9.3 shall be limited to US$14,500,000 and the indemnification provided for in this Section 9.3 shall terminate on April 30, 2006 (and no claims shall be made by any Seller Group Member under this Section 9.3 thereafter); provided that, the indemnification obligation of Purchaser shall continue as to:

(i)            those obligations of Purchaser set forth in Sections 10.1 and 10.4, as to each of which no time limitation shall apply; and

(ii)           any Loss or Expense of which any Seller Group Member has notified Purchaser in accordance with the requirements of Section 9.4 on or prior to the date such indemnification obligation would otherwise terminate in accordance with this Section 9.3, as to which the indemnification obligation of Purchaser shall continue until the liability of Purchaser shall have been determined pursuant to this Article IX, and Purchaser shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense for which Purchaser is responsible in accordance with this Article IX.

9.4.          Notice and Determination of Claims.

(a)           If any Seller Group Member (with respect to Section 9.3) believes that it has suffered or incurred any Loss or incurred any Expense, and any applicable dollar limitation specified by Section 9.3 has been exceeded, such Seller shall notify the Unitholders Representatives describing such Loss or Expense with enough detail as to allow the Unitholders Representatives to provide the information required by this Section 9.4.  The Unitholders Representatives shall have the sole discretion and authority to determine whether to seek indemnification with respect to such Loss or Expense.

(b)           Other than those claims for indemnification hereunder resulting from or in connection with any claim, action, suit or legal proceeding by an unaffiliated third Person (which claims shall be governed by the terms of Section 9.5), if (i) any Purchaser Group Member (with respect to Section 9.2) believes that it has suffered or incurred any Loss or incurred any Expense, and the Purchaser Indemnification Threshold has been exceeded, such Purchaser Group Member shall so notify the Unitholders Representatives or (ii) the Unitholders Representatives have received notice pursuant to Section 9.4(a) hereof, Unitholders Representatives shall so notify Purchaser (the party providing such notice is referred to herein as the “Requesting Party” and the party obligated to provide indemnification to such Requesting Party is referred to herein as the “Indemnitor”) (for purposes of clarity, if the Requesting Party is a Purchaser Group Member, the Unitholders Representatives shall be deemed the agent of the Indemnitors for purposes of this Article IX).  Any notice given pursuant to this Section 9.4(b) shall  be in writing and shall describe the applicable Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, any certificate delivered pursuant hereto or any Purchaser Ancillary Agreement or Seller Ancillary Agreement, as the case may be, in respect of which such Loss or Expense shall have occurred (each, a “Claim Notice”); provided, however, that the omission by the Requesting Party to give notice as provided herein shall not relieve any Indemnitor of its indemnification obligation under this Article IX, except to the extent that such Indemnitor is materially prejudiced as a result of such failure to give notice; and provided further that, should any Claim Notice be given before the applicable dollar limitation(s) specified by Sections 9.2 or 9.3 have been exceeded, the Loss or Expense detailed on such Claim Notice shall not be payable until such time as such dollar limitation has been exceeded.  The Requesting Party shall use commercially reasonable efforts to minimize and mitigate any Loss or Expense for which indemnification is sought hereunder.

(c)           After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Requesting Party shall be entitled under this Article IX shall be paid within fifteen (15) Business Days of receipt of the Claim Notice, unless the Indemnitor has given written notice of a dispute, in which case the claim for indemnification shall be made in accordance with (i) the dispute resolution procedures of Section 10.14; or (ii) by the written agreement between the Requesting Party and the Indemnitor; or (iii) by a final judgment or decree of any court of competent jurisdiction (for purposes of this Section 9.4, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined); or (iv) by any other means to which the Requesting Party and the Indemnitor shall agree.  The Requesting Party shall have the burden of proof in establishing the amount of

Loss and Expense suffered by it.  If a Purchaser Group Member is the Requesting Party, the amount of indemnification to which such Purchaser Group Member is entitled, shall be paid in accordance with Section 9.6.

(d)           In calculating any Loss or Expense incurred by a Requesting Party, there shall be deducted any insurance proceeds actually recovered in respect thereof except to the extent of any retrospective or other related premium adjustment (and no right of subrogation shall accrue hereunder to any insurer).

(e)           Purchaser shall report each indemnification payment received by a Purchaser Group Member pursuant to this Article IX as a reduction in the Purchase Price, unless Purchaser determines in good faith that such reporting position is incorrect.

9.5.          Third Person Claims.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by an unaffiliated third Person, the Requesting Party shall give such notice thereof to the Indemnitor not later than fifteen (15) days following the date such Requesting Party has actual knowledge thereof; provided, however, that the omission by such Requesting Party to give notice as provided herein shall not relieve the Indemnitor of its indemnification obligation under this Article IX, except to the extent that such Indemnitor is materially prejudiced as a result of such failure to give notice.  The Indemnitor shall have the right to conduct and control, through counsel of its choosing (such counsel to be reasonably satisfactory to the Requesting Party), the defense, compromise or settlement of any third Person claim, action or suit against the Requesting Party as to which indemnification is sought by any Requesting Party from any Indemnitor hereunder (unless the Indemnitor is also a party to such proceeding and the Requesting Party determines in good faith that joint representation would cause a material conflict), and in any such case the Requesting Party shall cooperate reasonably in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Requesting Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof; and provided, further, that the Indemnitor shall not, without the written consent of the Requesting Party (which written consent shall not be unreasonably withheld), compromise or settle any such claim, action or suit, except for money damages.  If the Indemnitor assumes the defense of a proceeding (i) no compromise or settlement of such claim or proceeding may be effected by the Indemnitor without the Requesting Party’s consent, which consent will not be unreasonably withheld or delayed; and (ii) the Indemnitor will have no liability with respect to any compromise or settlement of such claims made without its consent.  Notwithstanding the foregoing, if a Requesting Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Requesting Party may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnitor will not be bound by any determination in any such proceeding so defended or by any compromise or settlement effected in any proceeding so defended without its consent (which may not be unreasonably withheld).

9.6.          Payment of Purchaser Group Member Indemnification.  Notwithstanding anything herein to the contrary, but subject to the remainder of this Section 9.6, upon the final determination of the amount of indemnification to which a Purchaser Group Member shall be entitled under this Article IX from any Seller, and at such time as the Purchaser Indemnification Threshold has been satisfied, such amount shall be paid to such Purchaser Group Member first from the Reserve Amount and thereafter, on a pro rata basis (as set forth on Schedule 3.2), by Sellers up to the maximum amount of such Seller’s indemnity obligation.  Unitholders Representatives shall cause any claim for indemnification for which any Sellers have liability to Purchaser Group Members under Section 9.2 to be satisfied by payments of cash from the Reserve to the extent there remains any funds in the Reserve.  Notwithstanding anything to the contrary contained in this Article IX, any breach of a representation or warranty contained in Article IV shall be satisfied solely in cash by the Seller whose representation or warranty was breached, without recourse to the Reserve.  Each Seller shall have personal liability and shall be subject to full recourse for any claim for breach of representations contained in Article IV hereof .

9.7.          Exclusive Remedy.  Any claim against any party hereto for any breach of this Agreement or in connection with any of the transactions contemplated hereby or thereby (other than the Employment Agreements) shall, to the extent permitted by law, be made solely pursuant to this Article IX.

ARTICLE X
GENERAL PROVISIONS

10.1.        Confidential Nature of Information.  Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby and the preparation of this Agreement and other Related Documents.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Company, to its counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Sale; provided, however, that after the Closing Date, Purchaser may use or disclose any confidential information included in the assets of Company as of the Closing Date or otherwise reasonably related to the assets or business of Company.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law, stock exchange regulation or judicial process, but only to the extent it must be disclosed (as determined by applicable counsel), or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

10.2.        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by next Business Day delivery by Federal Express, DHL, Airborne Express or any nationally recognized carrier offering such service, addressed as follows:

(a)           If to Company or Purchaser, to:

Russ Berrie and Company, Inc.
111 Bauer Drive Oakland, NJ 07436
Attention:	President
Telecopy:	(201)-405-7377
Telephone:	(201) 405-2444

with a copy to General Counsel: Russ Berrie and Company 111 Bauer Drive Oakland, NJ 07436

Telecopy:	(201)-405-7377
Telephone:	(201) 405-7373
and an additional copy to:
Kaye Scholer LLP 425 Park Avenue New York, NY 10022
Attention:	Joel I. Greenberg, Esq.
Telecopy:	(212) 836-8211
Telephone:	(212) 836-8201

(b)           If to Sellers or to Unitholders Representatives, to:

2601 Sequoia Drive
South Gate, CA 90280
Attention:	Michael Levin
Telecopy:	(310) 660-0120
Telephone:	(310) 660-0110

                                                and:

Century Park Advisors, LLC
1930 Century Park West
Los Angeles, CA 90067
Attention:	Martin M. Jelenko
Telecopy:	(310) 712-6585
Telephone:	(310) 712-6580
with a copy to:
Sidley Austin Brown & Wood LLP 555 West Fifth Street, Suite 4000 Los Angeles, CA 90013
Attention:	Moshe J. Kupietzky, Esq.
Telecopy:	(213) 896-6600
Telephone:	(213) 896-6000

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with the terms of this Section 10.2.

10.3.        Successors and Assigns.

(a)           Any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 10.3 any right, remedy or claim under or by reason of this Agreement.

10.4.        Access to Records After Closing Date.  For a period of six years after the Closing Date, each Unitholders Representative shall have reasonable access to all of the books and records of Company with respect to periods prior to the Closing Date to the extent that such access may reasonably be requested by such Unitholders Representative for tax or litigation purposes.  The Purchaser shall cause Company to afford such access upon receipt of reasonable advance notice and during normal business hours, and in a manner that is not disruptive to the Company’s operations.  Such Unitholders Representatives shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 10.4.  If the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Purchaser shall, prior to such disposition, give each Unitholders Representative a reasonable opportunity, at its expense, to segregate and remove such books and records as it may select.

10.5.        Entire Agreement; Amendments.  This Agreement and the exhibits, annexes and schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement.  This Agreement may be amended or supplemented only with approval of the Unitholders Representatives and

Purchaser.  No amendment or supplement shall in any event be effective unless in writing and signed by each of Unitholders Representatives and the Purchaser.

10.6.        Interpretation.  Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Except as expressly stated to the contrary herein, all dollar amounts in this Agreement refer to lawful money of the United States of America.

10.7.        Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.8.        Fees and Expenses.

(a)           Subject to paragraph (b) hereof, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation negotiation, execution, delivery and performance of this Agreement and each of the other Related Documents and the consummation of the transactions contemplated hereby and thereby.

(b)           All of Sellers’ fees, costs, expenses and other Transaction Costs shall be paid by Company, to the extent such fees, costs, expenses and Transaction Costs are taken into account in the calculation of the Purchase Price.

10.9.        Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof.

10.10.      Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.  Facsimile transmissions (including transmission in pdf format) of any executed original document shall be deemed the same as a delivered, executed original.  At the request of any party, the other party shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

10.11.      Further Assurances.  Each party hereto shall execute and deliver after the date hereof such further certificates, agreements and other documents and take such other actions as another party hereto may reasonably request to consummate or implement the transactions contemplated hereby.

10.12.      Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

10.13.      Submission to Jurisdiction.  Subject to Section 10.14, each of the parties hereto hereby irrevocably and unconditionally submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and any appellate courts from any thereof and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.

10.14.      Dispute Resolution.

(a)           Representatives.  Except as otherwise provided herein, if any dispute arises under or relates to this Agreement, at the written request of either party, each party will appoint one or two designated representatives (the “Representative”, which, in the case of Sellers, shall be deemed to be each Unitholders Representatives) to meet for the purpose of resolving the dispute.  The Representatives will meet at a mutually agreeable place within ten (10) Business Days after either party makes a written request to the other for such a meeting.  The Representatives will honor reasonable requests to exchange information related to the dispute and will make an effort to negotiate a resolution to the dispute.  Negotiations shall continue until the dispute is resolved or until either party informs the other in writing that negotiations will not result in a mutually acceptable resolution and an arbitrator should be appointed.

(b)           Arbitration.

(i)            In the event the dispute is not resolved under Section 10.14(a), the parties agree that the dispute shall be resolved by a private arbitration conducted by one arbitrator.  Within fifteen (15) Business Days after the termination of negotiations pursuant to Section 10.14(a), the parties shall agree upon one (1) arbitrator (the “Arbitrator”), selected from a permanent panel of no fewer than fifteen (15) names agreed upon by the parties (the “Permanent Panel”).  If the parties are unable to agree on the fifteen (15) names for the Permanent Panel, either party may refer the matter to the office of the American Arbitration Association (“AAA”) for the limited purpose of having AAA provide such number of names as are not agreed upon by the parties.  The parties shall select the arbitrator from the Permanent Panel by alternately striking names until only one name remains on the Permanent Panel.  A toss of a coin will determine which party is to strike the first name.  Neither party may choose as its arbitrator the person who was its Representative under Section 10.14(a) or any person who is an officer, director or employee of either party or any Affiliate of either party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration.

(ii)           The Arbitrator shall set a hearing date for an arbitration (the “Hearing”) within ninety (90) days from the date the Arbitrator is selected, unless otherwise agreed by the parties, or unless otherwise ordered by the Arbitrator at the request of either party.

(iii)          Unless otherwise agreed, within fifteen (15) days before the Hearing, each party shall submit to the Arbitrator with a copy to the other party a list of all witnesses and exhibits which it intends to present at the Hearing.  At the request of any party the Arbitrator, consistent with the expedited nature of arbitration, shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the Arbitrator considers necessary to a full and fair exploration of the issues in dispute.

(iv)          No later than ten (10) days before the scheduled Hearing, each party shall provide to the Arbitrator a short (not to exceed five (5) single-spaced pages or such other page limit as the Arbitrator permits) statement of its position with regard to the dispute.

(v)           At the Hearing, each party shall, unless it waives the opportunity, make an oral opening statement, and an oral closing statement.

(vi)          When testimony is complete and each party has introduced its exhibits, subject to the provisions of this Agreement, and each party has made a closing statement pursuant to the provisions of this Agreement or waived the opportunity to do so, the Arbitrator shall declare the Hearing closed; provided, however, the parties may submit post-hearing briefs pursuant to an agreed upon schedule or one formulated by the Arbitrator.

(vii)         The Hearing shall be held at a location in City of New York agreed upon by the parties and convenient for the Arbitrator, or if the parties cannot agree upon a location, at a location in the City of New York designated by the Arbitrator.

(viii)        The Hearing shall be conducted in private.  Attendance at the Hearing shall be limited to the following:  (i) the Arbitrator; (ii) Representatives or their designated replacements; (iii) each affected party’s attorneys (including in-house counsel) and attorneys’ assistants or consultants, if any; (iv) a court reporter if requested by either party; and (v) any witnesses, including expert witnesses.  The Arbitrator may sequester witnesses upon the motion of a party.

(ix)           Within thirty (30) days of the close of the Hearing or submission of the post-hearing briefs, the Arbitrator shall issue a written opinion and award (the “Award”) based on evidence, arguments and post-hearing briefs, if any.  The Award shall be a decision of the Arbitrator, shall resolve the parties’ dispute, and shall be final and binding on the parties.  The fact that an opinion is issued does not enlarge or restrict the authority of a court provided in the AAA’s Commercial Arbitration Rules to review the arbitration proceedings or the Award.  The Arbitrator shall have the Award delivered to each party in accordance with Section 10.2.

(x)            Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing between a party or its attorneys and any Arbitrator from the time the Arbitrator is appointed until after the parties receive the Award.

(xi)           The parties may agree to submit the dispute to the Arbitrator without a Hearing, based upon a joint written statement agreed upon within 75 days after the Arbitrator is selected, in which event the Arbitrator will render and deliver to the parties a written opinion and Award within thirty (30) days of being notified that the parties waive the Hearing.

(xii)          Notwithstanding any other provision of this Agreement, the Arbitrator shall have no power to delete from, add to, nor modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

(xiii)         The arbitration shall be governed by AAA’s Commercial Rules of Arbitration, except as otherwise provided in this Agreement.

(xiv)        All expenses, costs and attorneys fees of the arbitration shall be paid by the nonprevailing party.  The arbitrator shall award such expenses in the arbitration award.  All fees of the Arbitrator shall be initially advanced equally, one-half by the Purchaser and one-half by the Sellers.

*              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Purchaser:

Russ Berrie and Company, Inc.

By:	/s/ John Wille
John Wille
Vice President and Cheif Financial Officer

Signature Page 1 of 3

Company:
Kids Line, LLC

By:	/s/ Michael Levin
Michael Levin
Chief Executive Officer

Sellers:
CPC/KL Holdings, LLC

By:	Century Park Advisors, LLC, its Manager

	By:	/s/ Martin M. Jelenko
Martin M. Jelenko
Managing partner

California KL Holdings, Inc.

By:	/s/ Michael Levin
Michael Levin
Chief Executive Officer

CS Equity LLC

By:	/s/ Joseph Turitz
Joseph Turitz
General Counsel - Corporate Finance Group

General Electric Capital Corporation

By:	/s/ Mark Mascia
Mark Mascia
Duly Authorized Signatory

/s/ Neville Levin
Neville Levin

Signature Page 2 of 3

/s/ Michael Levin
Michael Levin

/s/ Joanne Levin
Joanne Levin

/s/ Charles Ginn
Charles Ginn

Greif & Co.

By:	/s/ Lloyd Greif
Lloyd Greif
President and Chief Executive Officer

/s/ Kimberly Long
Kimberly Long

/s/ Sandra Eljam
Sandra Eljam

Unitholders Representatives:

/s/ Michael Levin
Michael Levin

Century Park Advisors, LLC

By:	/s/ Martin M. Jelenko
Martin M. Jelenko
Managing Parnter

Signature Page 3 of 3

ANNEX I

to

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Definitions

“AAA” has the meaning specified in Section 10.14(b)(i).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreed Accounting Firm” has the meaning specified in Section 2.4(d).

“Agreed Adjustments” has the meaning specified in Section 2.4(c).

“Agreed Rate” means the prime or reference rate published by Bank of America, National Association, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

“Arbitrator” has the meaning specified in Section 10.14(b)(i).

“Audited Financial Statements” has the meaning specified in Section 5.4.

“Auditors” means McGladrey & Pullen, LLP, independent public accountants for Company.

“Authorized Representatives” has the meaning specified in Section 7.1.

“Award” has the meaning specified in Section 10.14(b)(ix).

“Balance Sheet” means the audited balance sheet of Company as of December 31, 2003 included in Schedule 5.4.

“Balance Sheet Date” means June 30, 2004.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required by law or banking regulation to be closed in the State of New York.

“Capitalized Lease Obligations” has the meaning given such term in the Statement of Financial Accounting Standards No. 13.

“Cashed Out Class E Unitholders” has the meaning specified in the Recitals.”

“Cashed Out Units” has the meaning specified in the Recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

“Charter Document(s)” means a Certificate of Incorporation, Certificate of Formation, or other constitutive document filed with the requisite Governmental Body, as amended through the date hereof.

“Claim Notice” has the meaning specified in Section 9.4(b).

“Class A Return” shall have the meaning  set forth in the Operating Agreement.

“Class A Unit” has the meaning specified in the Recitals hereto.

“Class B Preference Amount” shall have the meaning set forth in the Operating Agreement.

“Class B Unit” has the meaning specified in the Recitals hereto.

“Class C Return”  shall have the meaning set forth in the Operating Agreement.

“Class C Unit” has the meaning specified in the Recitals hereto.

“Class D Return” shall have the meaning set forth in the Operating Agreement.

“Class D Unit” has the meaning specified in the Recitals hereto.

“Class E Unitholders” has the meaning specified in the Recitals hereto.

“Class E Units” has the meaning specified in the Recitals hereto.

“Class F Units” has the meaning specified in the Recitals hereto.

“Class G Unitholders” has the meaning specified in the Recitals hereto.

“Class G Units” has the meaning specified in the Recitals hereto.

“Closing” has the meaning specified in Section 3.2.

“Closing Date” has the meaning specified in Section 3.2.

“Closing Date Balance Sheet” has the meaning specified in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning specified in the preamble to this Agreement.

“Company Agreements” has the meaning specified in Section 5.21.

“Company Business” means the business currently conducted by Company and its Subsidiaries.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included Company, any Subsidiary, or any predecessor of or successor to Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with Company or any predecessor of or successor to Company (or another such predecessor or successor).

“Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset currently owned, leased or operated by Company or any of its Subsidiaries (including any surface water thereon or adjacent thereto and any soil or ground water thereunder).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated April 27, 2004 between Purchaser and an authorized representative of Company.

“Consent” means the consent, approval or authorization required under any Contract, Requirement of Law or Court Order.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, polychlorinated biphenyls, special waste, or any constituent of any such substance or waste.

“Contract” means any binding written or oral agreement, contract, undertaking, instrument, lease, license or commitment of any kind or nature.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“CPC/Company Revolving Credit Agreement” means the Revolving Credit Agreement dated as of March 15, 2002 by and between Company, as borrower, and CPC, as financier, as the same may have been amended, restated, modified or replaced from time to time.

“Customers” has the meaning specified in Section 5.9.

“Debt” means (i) indebtedness for borrowed money of Company and its Subsidiaries; (ii) any indebtedness of Company or any of its Subsidiaries (excluding intercompany indebtedness) evidenced by any note, bond, debenture or other debt security; (iii) Capitalized Lease Obligations for which Company or any of its Subsidiaries is liable; (iv) all accrued and unpaid interest on or any fees, penalties, including, without limitation, prepayment fees or other amounts due with respect to any such indebtedness whether at maturity or otherwise; and (v) without duplication, any obligations of any other Person of a type referred to in clauses (i) — (iv) to the extent guaranteed by Company or any of its Subsidiaries.  The determination of the amount of the Debt at the relevant time of determination with shall be made on a consolidated basis with respect to Company and its Subsidiaries, in accordance with GAAP, consistently applied.

“Deferred Payout Class E Unitholders” has the meaning set forth in the Recitals.

“Deferred Payout Class G Unitholders” has the meaning set forth in the Recitals.

“Deferred Payout Sellers” has the meaning set forth in the Recitals.

“Deferred Payout Units” has the meaning set forth in the Recitals.

“Earnout Consideration” has the meaning set forth in Section 2.6.

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, plus any extraordinary or non-recurring non-cash losses (as identified as such in the Purchaser’s MD&A reflected in any of the Forms 10-Q or 10-K filed with respect to any portion of the Measurement Period), less any extraordinary or non-recurring non-cash gains (as identified as such in the Purchaser’s MD&A reflected in any of the forms 10-Q or 10-K filed with respect to any portion of the Measurement Period).

“Effective Time” has the meaning specified in Section 3.1.

“Employment Agreements” means the Employment Agreements to be entered into at the Closing by and between the Company, on the one hand, and Michael Levin, Joanne Levin and Charles Ginn, on the other hand, including, in the case of Michael Levin and Joanne Levin, the Option Agreements contemplated thereby.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

“Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Law” means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, worker or public health or safety, or the use, treatment, storage disposal, Release or transportation of a Contaminant, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any regulations promulgated thereunder.

“ERISA Affiliate” has the meaning specified in Section 5.18(h).

“ERISA Benefit Plans” has the meaning specified in Section 5.18(a).

“Estimated Cash Purchase Price” has the meaning specified in Section 2.3(d).

“Estimated Cash Purchase Price Per Unit” has the meaning specified in Section 2.3(d).

“Estimated Net Working Capital” has the meaning specified in Section 2.3(d).

“Excluded Taxes” has the meaning specified in Section 8.4(a).

“Expense” means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements and other charges of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), incurred by a Requesting Party in connection with any claim, suit, action or proceeding in respect of which the Requesting Party is seeking indemnification.

“GAAP” means United States generally accepted accounting principles, as in effect as of the relevant date.

“GAH” means Goldsmith, Agio, Helms & Lynner, LLC.

“GECC” has the meaning set forth in Section 3.2.

“Governmental Body” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, legislative body, government or self-regulatory organization, commission, court, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“Hearing” has the meaning specified in Section 10.14(b)(ii).

“Indemnitor” has the meaning specified in Section 9.4(b).

“Intellectual Property” has the meaning specified in Section 5.15(a).

“IRS” means the Internal Revenue Service.

“Knowledge” means only the actual current conscious awareness of the applicable Person.  In the case of “Sellers’ Knowledge,” means the actual current conscious awareness of Michael Levin, Joanne Levin, Neville Levin and Charles Ginn.

“Leased Real Property” has the meaning specified in Section 5.11.

“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any change or effect (or any development that, insofar as can be reasonably foreseen, would result in any change or effect) that (i) is materially adverse to the assets, business, financial condition or results of operations of the applicable Person or Persons, on a consolidated basis, or (ii) would materially and adversely impair the ability of the applicable Person to consummate the Sale and the other transactions contemplated hereby; provided however, that “Material Adverse Effect” does not include material adverse changes or effects on the assets, business, financial condition or results of operations of such Person caused by (x) events, conditions or circumstances that generally affect the economy or the industry in which Company operates or (y) consequences directly relating to the announcement or pendency of the Sale.

“Measurement Date” means the last day of the Measurement Period.

“Measurement Period” means the thirty-six (36) month period commencing on December 1, 2004.

“Multiemployer Plans” has the meaning specified in Section 5.18(c).

“Net Reserve Proceeds” has the meaning specified in Section 8.1(f).

“Net Working Capital” means, as of the applicable date of determination, an amount equal to (a) the current assets, excluding cash, less (b) current liabilities, determined in accordance with the GAAP, excluding Debt, but including all accrued current obligations.

“Non-ERISA Commitments” has the meaning specified in Section 5.18(b).

“Operating Agreement” has the meaning specified in the Recitals hereto.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Owned Software” has the meaning specified in Section 5.15(f).

“Pension Plans” has the meaning specified in Section 5.18(a).

“Percentage Share” shall mean the percentage set forth opposite each Cashed Out Unitholders’ name on Schedule 3.2(b) hereof.

“Permanent Panel” has the meaning specified in Section 10.15(b)(i).

“Permitted Encumbrances” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by, this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Property Leases” has the meaning specified in Section 5.14.

“Preliminary Accounting Report” has the meaning specified in Section 2.3(a)(iii).

“Preliminary Balance Sheet” has the meaning specified in Section 2.4(a)(i).

“Preliminary Purchase Price” has the meaning specified in Section 2.4(a)(ii).

“Preliminary Working Capital Statement” has the meaning specified in Section 2.4(a)(i).

“Pre-Sale Directors” means those directors serving on Company’s board of directors immediately prior to the Closing Date.

“Prior Multiemployer Plans” has the meaning specified in Section 5.18(c).

“Prior Pension Plans” has the meaning specified in Section 5.18(a).

“Pro Rata Share” means a percentage obtained by dividing (i) the number of Cashed Out Units owned by the applicable Seller (with the Warrantholder treated as the owner of 2,220 Cashed Out Units) by (ii) the total number of Cashed Out Units.

“Purchase Price” has the meaning specified in Section 2.3(a).

“Purchaser” has the meaning specified in the preamble to this Agreement.

“Purchaser Group Member” means (i) Purchaser and its Affiliates, (ii) their respective successors and assigns, and (iii) the officers, directors, partners, managers, shareholders and members (other than Sellers), employees (other than Sellers) and agents of any of the foregoing.

“Purchaser Indemnification Threshold” has the meaning specified in Section 9.2(b).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

“Related Documents” means this Agreement, the Employment Agreements and each other agreement, instrument or document executed and delivered by one or more of the parties hereto pursuant to, or in connection with, this Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or any Company Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Representative” has the meaning specified in Section 10.14(a).

“Requesting Party” has the meaning specified in Section 9.4(b).

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances, executive orders, judgments, decrees and court orders enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Reserve” has the meaning specified in Section 8.1(a).

“Reserve Amount” has the meaning specified in Section 8.1(a).

“Restructuring” means the transactions effected pursuant to the Master Agreement dated March 15, 2002 by and among Company, CPC, California KL Holdings, Inc. and the other signatories thereto.

“Review Period” has the meaning specified in Section 2.4(b).

“Sale” means the purchase and sale of the Units at the Closing.

“SEC” means the United States Securities and Exchange Commission (or its successor).

“Seller Group Member” means (i) each Seller and each Affiliate of such Person, (ii) their respective successors and assigns, and (iii) the officers, directors, partners, managers, shareholders, employees of any of the foregoing, and, to the extent not otherwise covered, each Unitholders Representative.

“Sellers” shall have the meaning specified in the first paragraph of this Agreement.

“Senior Indebtedness” has the meaning specified in Section 2.6(c).

“Senior Indebtedness Agent” has the meaning specified in Section 2.6(c).

“Software” has the meaning specified in Section 5.15(b).

“Special Claim” has the meaning specified in Section 9.2(a).

“Statements of Income” has the meaning specified in Section 5.4.

“Straddle Period” means any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” has the meaning specified in Section 5.2.

“Target Net Working Capital” means $14,708,841.

“Tax” (and with correlative meaning, “Taxes” and “taxable”) means:

(i)            any federal, state, local or foreign net income, net receipts, alternative or add-on minimum, gross income, gross receipts, property, ad valorem, sales, use, value added, transfer, gains, license, franchise, severance,  excise, employment, payroll, environmental, windfall profit, withholding, alternative or add on minimum tax, stamp or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and

(ii)           any liability of Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Loss” has the meaning specified in Section 8.4(e).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return, which Tax Return includes Company or any Subsidiary.

“Tentative Working Capital Adjustment” has the meaning specified in Section 2.4(a)(ii).

“Transaction Costs” has the meaning specified in Section 2.3(a).

“Units” has the meaning specified in the Recitals.

“Unitholders Representatives” has the meaning specified in Section 8.1(a).

“Unitholders Representative Expenses” has the meaning specified in Section 8.1(d).

“Unaudited Financial Statements” has the meaning specified in Section 5.4.

“Unit” has the meaning specified in the Recitals hereto.

“Unit Seller” means each Seller of a Unit.

“US” means United States of America.

“WARN” has the meaning specified in Section 5.19(c).

“Warrantholder” has the meaning specified in the first paragraph of this Agreement.

“Welfare Plans” has the meaning specified in Section 5.18(a).

“Working Capital Adjustment” means the adjustment, upward or downward, on a dollar for dollar basis of (a) Net Working Capital, as compared to (b) the Target Net Working Capital (it being agreed by the parties hereto that such adjustment shall be made only if the amount by which either (A) Net Working Capital exceeds Target Net Working Capital or (B) Target Net Working Capital exceeds Net Working Capital, is greater than US$500,000 (at which time, the Working Capital Adjustment shall be in an amount equal to the full amount of such excess)).

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1. Definitions Set Forth in Annex I
ARTICLE II THE MEMBERSHIP INTEREST PURCHASE AND SALE; PURCHASE PRICE
2.1. Purchase and Sale
2.2. Units Consideration
2.3. Cash Purchase Price; Earnout Payment Estimated Cash Purchase Price
2.4. Determination of Cash Purchase Price
2.5. Adjustment
2.6. Earnout Consideration
ARTICLE III CLOSING
3.1. Closing Date
3.2. Payment of Purchase Price; Repayment under Revolving Credit Agreement; Payment of Transaction Costs
3.3. Purchaser’s Additional Deliveries
3.4. Sellers’ Deliveries
3.5. Company’s Deliveries
ARTICLE IV INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS
4.1. Authority; Enforceability
4.2. Membership Interests in the Company
4.3. No Conflicts
ARTICLE V PROPORTIONATE REPRESENTATIONS AND WARRANTIES OF SELLERS
5.1. Organization and Capital Structure
5.2. Subsidiaries and Investments
5.3. No Conflicts
5.4. Financial Statements
5.5. Operations Since January 1, 2004.
5.6. Taxes
5.7. Availability of Assets and Legality of Use
5.8. Governmental Permits
5.9. Customers and Suppliers
5.10. Real Property
5.11. Real Property Leases
5.12. Condition; Condemnation
5.13. Personal Property
5.14. Personal Property Leases
5.15. Intellectual Property
5.16. Accounts Receivable
5.17. Title to Property

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5.18. Employee Benefit Plans
5.19. Employees
5.20. Company Agreements
5.21. Status of Contracts
5.22. No Violation, Litigation or Regulatory Action
5.23. Environmental Matters
5.24. Insurance
5.25. Affiliate Transactions
5.26. No Finder
5.27. Partnership
5.28. No Undisclosed Liabilities
5.29. Disclosure
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF COMPANY
6.1. Authority; Enforceability
6.2. No Conflicts
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER
7.1. Organization and Capital Structure
7.2. Authority
7.3. No Finder
7.4. Litigation
ARTICLE VIII ADDITIONAL AGREEMENTS
8.1. Unitholders Representatives
8.2. Indemnification
8.3. Tax Returns; Tax Controversies; Tax Sharing Agreements
8.4. Liability for Taxes
ARTICLE IX INDEMNIFICATION
9.1. Survival; Right to Indemnification Not Affected by Knowledge
9.2. Indemnification of Purchaser Group Members
9.3. Indemnification of Seller Group Member
9.4. Notice and Determination of Claims
9.5. Third Person Claims
9.6. Payment of Purchaser Group Member Indemnification
9.7. Exclusive Remedy
ARTICLE X GENERAL PROVISIONS
10.1. Confidential Nature of Information
10.2. Notices
10.3. Successors and Assigns
10.4. Access to Records After Closing Date
10.5. Entire Agreement; Amendments
10.6. Interpretation
10.7. Waivers
10.8. Fees and Expenses
10.9. Partial Invalidity
10.10. Execution in Counterparts
10.11. Further Assurances

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10.12. Governing Law
10.13. Submission to Jurisdiction
10.14. Dispute Resolution

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